Exhibit 4.11

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

among

GRIFOLS WORLDWIDE OPERATIONS LIMITED,

as Borrower,

CERTAIN SUBSIDIARIES OF GRIFOLS, S.A.,
as Guarantors,

VARIOUS LENDERS,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as Administrative Agent,

NOMURA SECURITIES INTERNATIONAL, INC.,

as Sole Global Coordinator

and

NOMURA SECURITIES INTERNATIONAL, INC., BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MORGAN STANLEY SENIOR FUNDING, INC., DEUTSCHE BANK SECURITIES INC. and HSBC SECURITIES (USA) INC.
as Joint Lead Arrangers and Joint Bookrunners

Interim Loan Facility

Dated as of February 27, 2014

i

SCHEDULES:	1.01	Commitments
	4.01	Jurisdictions of Organization and Qualification; Capital Structure
	4.02	Equity Interests and Ownership
	6.01	Certain Indebtedness
	6.03	Certain Liens
10.01(a) Notice Addresses

EXHIBITS:	A	Borrowing Notice
	B-1	Interim Loan Note
	B-2	Term Loan Note
	C-1	Compliance Certificate
	C-2	Guarantor Coverage Certificate
	D	Assignment Agreement
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G	Exchange Notes Indenture

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 27, 2014, is entered into by and among, GRIFOLS WORLDWIDE OPERATIONS LIMITED, a private company validly incorporated and existing under the laws of Ireland (the “Borrower”), GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), as a Guarantor, CERTAIN SUBSIDIARIES OF THE PARENT, as Guarantors, the Lenders party hereto from time to time, and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH (“DBCI”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof; and

WHEREAS, the Lenders have agreed to extend Interim Loans to the Borrower on the Closing Date in an aggregate principal amount of $1,000,000,000, the proceeds of which will be used, together with the proceeds of the loans and other extensions of credit under the Senior Secured Credit Agreement, to (i) repay the Refinanced Indebtedness and (ii) pay Transaction Costs related to the Loan Documents and the Senior Secured Credit Agreement;

WHEREAS, subject to the terms hereof and the limitations described herein, the Guarantors have agreed to guarantee the Obligations of the Borrower hereunder;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

Section 1.01                             Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accepting Lender” has the meaning set forth in Section 2.10(d).

“Acquired Debt” means, with respect to any specified Person:

(a)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” has the meaning set forth in Section 5.01(g)(ii).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adjusted Rate” means (i) on and after the Initial Repayment Date but prior to the Conversion Date, a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) equal to the Initial Rate and (ii) on and after the Conversion Date, a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) of 8.00%.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Group Member) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Group Member, threatened against or affecting any Group Member or any property of any Group Member.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10.0% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided, that neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party.

“Affiliate Transaction” has the meaning set forth in Section 6.06.

“Agent Affiliates” has the meaning set forth in Section 10.01(b)(iii).

“Aggregate Amounts Due” has the meaning set forth in Section 2.13.

“Aggregate Payments” has the meaning set forth in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of February 27, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.24.

“Alternative Loans” means loans that the Lenders shall have the right to elect, in lieu of (whether in whole or in part) the Permanent Securities to be issued pursuant to any Securities Demand.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.22(a).

“Applicable Premium” means:

(a)                                 with respect to any prepayment pursuant to Section 2.08(a) occurring on or after the earlier of (i) a Demand Failure Event and (ii) the Conversion Date, but before the third anniversary of the Closing Date, the Make-Whole Premium; and

(b)                                 with respect to any prepayment pursuant to Section 2.08(a) occurring on or after the third anniversary of the Closing Date, but before the fourth anniversary of the Closing Date, the product of (x) 75% of the Adjusted Rate times (y) the principal amount prepaid pursuant to such prepayment the principal amount prepaid pursuant to such prepayment;

(c)                                  with respect to any prepayment pursuant to Section 2.08(a) occurring on or after the fourth anniversary of the Closing Date, but before the fifth anniversary of the Closing Date, the product of  (x) 50% of the Adjusted Rate times (y) of the principal amount prepaid pursuant to such prepayment;

(d)                                 with respect to any prepayment pursuant to Section 2.08(a) occurring on or after the fifth anniversary of the Closing Date, but before the sixth anniversary of the Closing Date, the product of (x) 25% of the Adjusted Rate times (y) of the principal amount prepaid pursuant to such prepayment;

(e)                                  with respect to any prepayment pursuant to Section 2.08(a) occurring on or after the sixth anniversary of the Closing Date, there shall be no Applicable Premium.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Arrangers” means each of Nomura Securities International, Inc., Banco Bilbao Vizcaya Argentaria, S.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc., and HSBC Securities (USA) Inc. in their respective capacities as joint lead arrangers.

“Asset Sale” means the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole will be governed by Section 2.10(d) and/or Section 6.07 and not by Section 6.04.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(a)                                 any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $50,000,000;

(b)                                 a transfer of assets or rights between or among the Parent and its Subsidiaries or between or among the Subsidiaries;

(c)                                  the sale, lease, conveyance or other disposition of equipment, inventory (including, but not limited to, raw materials, work-in-progress and finished goods), or other assets or rights in the ordinary course of business, or if excess, obsolete, damaged, worn-out, scrap or surplus or no longer used or useful in the conduct of business as then being conducted;

(d)                                 a Restricted Payment that is permitted by Section 6.02 or a Permitted Investment;

(e)                                  the sale, lease, conveyance or other disposition of property or assets acquired within the twelve month period prior to such sale, lease, conveyance or disposition in preparation for a sale and leaseback transaction relating to such property or assets;

(f)                                   an issuance of Equity Interests by a Subsidiary to the Parent or to another Subsidiary;

(g)                                  the sale or other disposition of cash or Cash Equivalents;

(h)                                 the license or sub-license of patents, trademarks, copyrights, know how, process technology or other intellectual property to third Persons by the Parent or a Subsidiary, so long as the Parent or such Subsidiary retain the right to use such licensed property;

(i)                                     the granting or assumption of a Lien permitted by Section 6.03, including a Permitted Lien;

(j)                                    any sale or disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(k)                                 the sale or disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l)                                     a Project Disposition;

(m)                             the sale or disposition of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Parent or any Subsidiary;

(n)                                 the unwinding of Hedging Obligations;

(o)                                 the disposition of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between Joint Venture parties set forth in joint venture agreements or similar binding agreements; provided that such disposition is at fair market value (as determined in good faith by the Parent’s Board of Directors) and any cash or Cash Equivalents received in such disposition is applied in accordance with Section 6.04(d); and

(p)                                 any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Subsidiary) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Asset Sale Offer” has the meaning set forth in Section 6.04(d).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning set forth in Section 10.06(b).

“Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP (or IFRS, as applicable).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer or any director, secretary or lawfully appointed attorney of a company.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board of Directors” means:  (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the board of directors of the limited liability company or any committee of the limited liability company duly authorized to act on behalf of such board of directors; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means each means each of Nomura Securities International, Inc., Banco Bilbao Vizcaya Argentaria, S.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. in their respective capacities as joint bookrunners.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Notice” means a notice substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or Ireland.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP (or IFRS, as applicable), and the amount of such obligations shall be the capitalized amount thereof required to be set forth on a balance sheet of such Person in accordance with GAAP (or IFRS, as applicable).

“Cash Equivalents” means, as at any date of determination, any of the following:  (a) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the option of the Parent or any of its Subsidiaries; (b) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $400,000,000 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; (d) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and (e) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date of this Agreement by any central bank or other Governmental Authority (whether or not having the force of law; provided that notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued).

“Change of Control” means the occurrence of any of the following:

(a)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the property and assets of the Parent and the Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the Borrower or one or more Guarantors;

(b)                                 the adoption of any plan or proposal for the liquidation or dissolution of the Parent or the Borrower (whether or not otherwise in compliance with the provisions of this Agreement);

(c)                                  (i) any Person or Group (other than a Permitted Holder Group) shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent or (ii) the Permitted Holder Group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the Parent’s issued and outstanding Equity Interests; or

(d)                                 the Borrower shall cease to be a Subsidiary of the Parent.

“Change of Control Offer” has the meaning set forth in Section 2.10(d).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Commitment” means the commitment of a Lender to make or otherwise fund an Interim Loan on the Closing Date and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Schedule 1.01(a).  The aggregate amount of the Commitments as of the Closing Date is $1,000,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means (a) Consolidated Net Income of the Parent and its Subsidiaries (after any adjustment for profit and loss attributable to minority interests and capitalized interest), plus, to the extent deducted in determining Consolidated Net Income of the Parent and its Subsidiaries the sum, without duplication, of amounts for  (i) all financial results including interest expense, amortization or write-off of debt discount, other deferred financing costs, other fees and charges associated with Indebtedness, (ii) any losses on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iii) any foreign currency translation, transaction or exchange losses (including currency remeasurements of Indebtedness  and any losses resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk), (iv) any loss of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest, (v) expenses for taxes based on income or gain, (vi) depreciation, (vii) amortization, write-offs, write-downs, and other non-cash charges, losses and expenses, (viii) impairment of intangibles, including, without limitation, goodwill, (ix) non-recurring items (as determined in accordance with  IFRS) realized other than in the ordinary course of business, without duplication, resulting in a loss, (x)  fees and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Permitted Acquisition, Investment, Asset Disposition, or incurrence of Indebtedness, in each case, whether or not consummated, including such fees and expenses related to any offering of Additional Debt, any Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness, (xi) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses and (xii)  legal, accounting, consulting, and other costs and expenses relating to the Parent’s potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock, minus (b) to the extent included in consolidated income from operations, (i) interest income, (ii) non-recurring gains (as determined in accordance with IFRS) realized other than in the ordinary course of business, (iii) income or gains on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iv)  foreign currency translation, transaction or exchange gains (including currency remeasurements of Indebtedness  and any gains resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk),  (v) any income of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any Subsidiary by such Person during such period,  all calculated without duplication for the Parent and its Subsidiaries on a consolidated basis.

“Consolidated Cash Flow” means (a) Consolidated Net Income of the Parent and its Subsidiaries, plus, to the extent deducted in determining Consolidated Net Income of the Parent and its Subsidiaries the sum, without duplication, of amounts for  (i) all financial results including interest expense, amortization or write-off of debt discount, other deferred financing costs, other fees and charges associated with Indebtedness, (ii) any losses on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iii) any foreign currency translation, transaction or exchange losses (including currency remeasurements of Indebtedness  and any losses resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk), (iv) any loss of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest,   (v) expenses for taxes based on income or gain, (vi) depreciation, (vii) amortization, write-offs, write-downs, and other non-cash charges, losses and expenses, (viii) impairment of intangibles, including, without limitation, goodwill, (ix) non-recurring items (as determined in accordance with  IFRS) realized other than in the ordinary course of business, without duplication, resulting in a loss, (x)  fees and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment, Asset Sale, or incurrence of Indebtedness, in each case, whether or not consummated, including such fees and expenses related to any offering of any Permitted Refinancing Indebtedness, (xi) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses and (xii)  legal, accounting, consulting, and other costs and expenses relating to the Parent’s potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock, minus (b) to the extent included in consolidated income from operations, (i) interest income, (ii) non-recurring gains (as determined in accordance with IFRS) realized other than in the ordinary course of business, (iii) income or gains on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iv)  foreign currency translation, transaction or exchange gains (including currency remeasurements of Indebtedness  and any gains resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk),  (v) any income of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any Subsidiary by such Person during such period,  all calculated without duplication for the Parent and its Subsidiaries on a consolidated basis.

For purposes of the maximum Leverage Ratio, Consolidated Cash Flow shall be calculated pro forma for material acquisitions and disposals, such that Consolidated Cash Flow would be adjusted to (a) include net income before net interest expense, taxes, depreciation and amortization attributable to the acquired entity (or assets) prior to its becoming a Subsidiary of Parent during the relevant period, and (b) exclude net income before net interest expense, taxes, depreciation and amortization attributable to the disposed of entity (or assets) prior to its being disposed of by the Group during the relevant period.

“Consolidated Net Income” means, for any period, the total net income (or loss) attributable to the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS (before any adjustment for profit and loss attributable to minority interests and capitalized interest) minus any after tax non-cash gains (or losses) attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Net Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all funded Indebtedness (including Guarantees) of the Parent and the Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS (exclusive of (i) any Contingent Liability in respect of any letter of credit and (ii) obligations in respect of derivative transactions that have not been terminated) minus the amount of unrestricted cash and Cash Equivalents of the Parent and the Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Net Total Debt minus unsecured Indebtedness of the Parent and the Subsidiaries on a consolidated basis.

“Consolidated Total Assets” means as of any date of determination for any Person, the total assets of such Person and its Subsidiaries, determined in accordance with GAAP (or IFRS, as applicable), as set forth on the consolidated balance sheet of such Person.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the

Indebtedness of any other Person (other than by endorsements of instruments in the course of collection).  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the Indebtedness guaranteed thereby.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 7.02.

“Controlled Foreign Corporation” means any Subsidiary of a U.S. Loan Party that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Conversion Date” means the one-year anniversary of the Closing Date or, if such day is not a Business Day, the immediately succeeding Business Day.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.12.

“Covenant Suspension Event” has the meaning set forth in Section 6.11.

“Credit Extension” means the making of an Interim Loan.

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, this Agreement and the Senior Secured Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders providing for, or acting as initial purchasers of, revolving credit loans, term loans, notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase and any such amendment, restatement, modification, renewal, replacement, restructuring or refinancing is permitted by Section 6.01 and Section 6.10, as applicable.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the foreign currency risk associated with the operations of the Group and not for speculative purposes.

“DBCI” has the meaning specified in the preamble hereto.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization or similar debtor relief laws of the United States or other Relevant Jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a)  has otherwise failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (b) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Borrower and each Lender.

“Demand Failure Event” means a breach by the Parent or the Borrower of its obligations pursuant to a Securities Demand.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Discharge of Obligations” means the payment in full in cash of all Obligations (other than contingent indemnification obligations not yet due and payable).

“Disqualified Company” means any operating company which is a direct competitor of the Group identified to the Administrative Agent in writing prior to the Closing Date, and thereafter, upon the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such additional bona fide operating companies which are direct competitors of the Group as may be identified to the Administrative Agent in writing from time to time; provided, that the names of all Disqualified Companies shall be available to any Lender that requests such names from the Administrative Agent in connection with a bona fide trade, or prospective trade, in Loans.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Parent or any of its Subsidiaries to repurchase such Equity Interests upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Parent or such Subsidiary may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.02.  The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and the Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Dollar Equivalent” means, with respect to an amount denominated in Dollars, such amount, and with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the applicable valuation date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (d) any Person (other than a natural Person) that is engaged in making, purchasing, selling, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business or (e) a European Credit Management Limited (ECM) programme or other financial institution that is an “accredited investor” (as defined in Regulation D under the Securities Act) with a credit rating of at least P-2 or A-2 from either Moody’s or S&P, respectively; provided, that neither any Loan Party nor any Affiliate thereof, any Defaulting Lender, nor any Disqualified Company shall be an Eligible Assignee.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other Requirement of Law.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Group or any of their respective ERISA Affiliates or with respect to which the Group or any of their respective ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise.

“Enforcement Action” has the meaning set forth in Section 4.13(e).

“Environmental Claim” means any written notice, notice of violation, request for information, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (a) pursuant to any Environmental Law, (b) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, (c) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (d) in connection with any actual or alleged damage, injury, threat or harm to health and safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other binding requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (a) pollution or protection of the environment, (b) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (c) occupational safety and health, industrial hygiene or the protection of human health (with respect to exposure to Hazardous Materials), in any manner applicable to any Group Member or any Facility.

“Equity Interests” means:

(a)                                 in the case of a corporation, any and all shares, including common stock and preferred stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Equity Interest, whether or not such debt securities include any right of participation with Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Group Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Group Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Group Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in liability therefor to any Group Member, or the receipt by any Group Member or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Group Member or any of its ERISA Affiliates in connection with any Pension Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; (k) the occurrence of a non-exempt “prohibited transaction” with respect to which any Group Member is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which would reasonably be expected to result in liability to any Group Member with respect to any Pension Plan or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code; or (l) the occurrence of any Foreign Plan Event.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

“Euro Equivalent” means, with respect to an amount denominated in Euros, such amount, and with respect to an amount denominated in Dollars or any currency other than Dollars or Euros, the equivalent in Euros of such amount determined at the Exchange Rate on the applicable valuation date

“Event of Default” means any of the conditions or events set forth in Section 8.01.

“Excess Proceeds” has the meaning set forth in Section 6.04(d).

“Exchange” has the meaning set forth in Section 11.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Date” has the meaning set forth in Section 11.03(a).

“Exchange Note” has the meaning set forth in Section 11.02(a).

“Exchange Note Administrative Agent” has the meaning set forth in Section 11.01(c).

“Exchange Notes Indenture” means the indenture substantially in the form attached hereto as Exhibit G hereto (with such changes as the trustee thereunder or the Administrative Agent may request to effect the purposes of this Agreement and to comply with any applicable laws, regulations or trustee procedures or policies, including such changes as are reasonably necessary to cause the Exchange Notes to become eligible for deposit at the DTC, provided that no such changes shall be adverse in any material respect to the interests of the Borrower or the Lenders or would be adverse in any material respect to a holder of Exchange Notes upon issuance) to be entered into in connection with the initial issuance of the Exchange Notes.

“Exchange Notes Issuer” has the meaning set forth in Section 11.02(b).

“Exchange Rate” means the rate at which any currency (the “Original Currency”) may be exchanged into Dollars, Euros or another currency (the “Exchanged Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (London, England time) on such date.  In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to such Original Currency into such Exchanged Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Original Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the Exchanged Currency, with such Original Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Request” has the meaning set forth in Section 11.02(a).

“Excluded Contribution” means net cash proceeds or property or assets received by the Parent from (i) capital contributions to the equity of the Parent (other than through the issuance of Disqualified Equity Interests), and (ii) sale (other than to a Subsidiary of the Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent) of Equity Interests (other than Disqualified Equity Interests) of the Parent, in each case designated as Excluded Contributions pursuant to an officer’s certificate of the Parent.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means (a) any Tax imposed on the overall net income or net profits of a Person (including any branch profits or franchise tax or minimum tax imposed in lieu thereof) by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (including, in the case of a Lender, its applicable lending office) is located or with which that Person has a present or former connection (other than any connection arising from the acquisition and holding of any Loan or Commitment (including entering into or being a party to this Agreement), the receipt of payments relating thereto, and/or the exercise of rights and remedies under this Agreement or any other Loan Document), (b) with respect to any Lender of a Loan to the Borrower, any Irish withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in such Commitment pursuant to a law in effect on the date which (i) Lender acquires such interest in such Loan (other than pursuant to an assignment requested under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.14 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Grifols Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 23, 2010, among Grifols, Inc., as borrower, Grifols, S.A., as parent, certain subsidiaries of Parent party thereto, the lenders party thereto and Deutsche Bank AG New York Branch as Administrative Agent, as amended as of March 3, 2011, as further amended May 31, 2011 and as amended and restated February 29, 2012, and as further amended, restated, supplemented or otherwise modified through the date hereof.

“Existing Grifols Notes” means those certain 8.25% Senior Notes due 2018 issued by Grifols, Inc. a subsidiary of the Parent.

“Existing Interim Loan Agreement” means that certain Credit and Guaranty Agreement, dated as of January 3, 2014, among Grifols, S.A., as the borrower, certain subsidiaries of the Parent party thereto, the lenders party thereto and Nomura Corporate Funding Americas LLC, as the administrative agent.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Group Member or any of its predecessors or Affiliates.

“Fair Share” has the meaning set forth in Section 7.02.

“Fair Share Contribution Amount” has the meaning set forth in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDA” has the meaning set forth in Section 4.13(e).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated February 27, 2014, between the Arrangers, the Parent and the Borrower.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Group at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Group ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom (including use on the Calculation Date) as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                 acquisitions that have been made or are, on the Calculation Date, being made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by (including acquisitions on the Calculation Date) the specified Person or any of its Subsidiaries, and including any related financing transactions and including any increase in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(b)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; and

(c)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

provided that whenever pro forma effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one of the Borrower’s responsible senior financial or accounting officers so long as such cost savings are actually expected to be achieved within 12 months of such acquisition or disposition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                                 the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

(b)                                 the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c)                                  any interest actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)                                 the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Equity Interests) or to such Person or one of its Restricted Subsidiaries and (ii) dividends on any series of preferred stock of such Person or any of its Restricted Subsidiaries where such dividends are also payable pro rata on common stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Foreign Loan Party” means any Loan Party that is not organized under the laws of the United States, any State thereof or the District of Columbia

“Foreign Pension Plan” means any Foreign Plan which provides, or results in, retirement benefits in the form of contribution payments or benefit accrual, and which plan is not subject to ERISA or the Code.

“Foreign Plan” means any material written employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities materially in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure in any material respect to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by any Loan Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any material transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any material liability by any Loan Party or any of their respective Subsidiaries, or the imposition on any Loan Party or any of their respective Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Funding Guarantor” has the meaning set forth in Section 7.02.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, generally accepted accounting principles in the United States or Spain, as applicable, in effect as of the date of determination thereof consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a foreign entity or government, or a supranational authority, including without limitation, the European Union.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, plan, directive, marking, consent order or consent decree of or from any Governmental Authority.

“Grifols Worldwide USA” means Grifols Worldwide Operations USA, Inc., a Delaware corporation.

“Group” means, collectively, the Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries.

“Group Member” means the Parent or any of its Restricted Subsidiaries or Unrestricted Subsidiaries.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guaranteed Obligations” has the meaning set forth in Section 7.01.

“Guarantor” means the Parent, any Significant Subsidiary and any other Person that joins this Agreement as a guarantor pursuant to the terms hereof.

“Guarantor Coverage Certificate” means a Guarantor Coverage Certificate substantially in the form of Exhibit C-2.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated, by any Environmental Laws, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Health Care Laws” has the meaning set forth in Section 4.13(a).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender and/or any Italian Loan Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) audited consolidated financial statements of the Parent consisting of balance sheets as of December 31, 2012 and an income statement and statements of stockholders’ equity and cash flows for fiscal years 2010, 2011 and 2012 and an unqualified audit report relating thereto and, (b) unaudited financial statements of the Parent and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date consisting of a balance sheet and an income statement and statements of stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (a) and (b), certified by the chief financial officer of the Parent that they fairly present, in all material respects, the financial condition of the Parent as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“IFRS” means, subject to the limitations on the application thereof set forth in Section 1.02, International Financial Reporting Standards in effect as of the date of determination thereof consistency applied.

“Increased-Cost Lender” has the meaning set forth in Section 2.16.

“Indebtedness” means, as applied to any Person, any indebtedness (excluding accrued expenses or trade payables) of such Person, whether or not contingent, (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of bankers’ acceptances;  (d) representing Capital Lease Obligations; (e) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable; or (f) representing the net amount of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP (or IFRS, as applicable).  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be (without duplication):

(a)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)                                 the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(c)                                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)                                     the fair market value of such assets that are subject to such Lien at the date of determination; and

(ii)                                  the amount of the Indebtedness of the other Person secured by such assets.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including any of the foregoing in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Group Member, its Affiliates or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including the enforcement of the Guaranty)); (b) the Fee Letter and any other fee or engagement letter delivered by the Administrative Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; (c) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Group Member; or (c) any Loan or the use of proceeds thereof.

“Indemnified Taxes” means any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 10.03(a).

“Initial Rate” means (i) a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) that is equal to the interest rate applicable to Permanent Securities issued by the Borrower on or prior to the Initial Repayment Date in an amount sufficient to repay the Loans in full, as specified in writing by the Majority Arrangers (as defined in the Fee Letter) to the Administrative Agent on or prior to the Initial Repayment Date; or (ii) if Permanent Securities in an amount sufficient to repay the Loans in full are not issued prior to the Initial Repayment Date, a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) that is specified in writing by the Majority Arrangers (in their discretion) to the Administrative Agent on or prior to the Initial Repayment Date; provided that prior to notice to the Administrative Agent from the Majority Arrangers of the applicable Initial Rate, the Initial Rate shall be deemed to be 4.75% (and shall be immediately and retroactively set as specified in any such notice).

“Initial Repayment Date” means March 31, 2014.

“Interest Payment Date” means  (i) the last day of each Interest Period applicable to such Loan, (ii) the Initial Repayment Date, (iii) the Conversion Date and (iv) the Maturity Date.

“Interest Period” means (i) initially, the period commencing on the Closing Date and end ending on the numerically corresponding day in the calendar month that is three months thereafter and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would end after the Conversion Date, the Maturity Date or a Demand Failure Event (as applicable) shall instead end on the Conversion Date, the Maturity Date or such Demand Failure Event (as applicable).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Group and not for speculative purposes.

“Interim Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Interim Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by any Group Member, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Parent from any Person (other than the Borrower or any Guarantor), of any Equity Interests of such Person; (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Group Member to any other Person (other than the Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.  The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or writeups, writedowns or writeoffs with respect to such Investment.

“Investment Bank” has the meaning set forth in the Fee Letter.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” has the meaning set forth in Section 10.24.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Net Total Debt as of such day to (b) Consolidated Cash Flow of the Parent and the Subsidiaries on a consolidated basis for the four-fiscal quarter period ending on such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan” means an Interim Loan or a Term Loan.

“Loan Document” means any of this Agreement, the Notes, if any, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Administrative Agent or any Lender in connection herewith on or after the Closing Date (including, without limitation, the Fee Letter).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Loan Party” means the Borrower and each Guarantor.

“Loan Party’s Products” has the meaning set forth in Section 4.13(f).

“Make-Whole Premium” means, with respect to any principal amount of Loans prepaid pursuant to Section 2.08(a) the greater of:

(a)                                 1.0% of such principal amount; and

(b)                                 the excess of:

(i)                                     the present value on such date of prepayment of (x) the prepayment price of such principal amount at February 27, 2017 (i.e., the product of (x) 75% of the Adjusted Rate times (y) such principal amount) plus (y) all required interest payments that would otherwise be due to be paid on such principal amount during the period between such date of prepayment and February 27, 2017 (excluding accrued but unpaid interest to such date of prepayment), computed using a discount rate equal to the Treasury Rate at such date of prepayment plus 50 basis points; over

(ii)                                  100% of such principal amount.

“Material Adverse Effect” means the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a material adverse effect on the business, operations, properties, assets or financial condition of the Group, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders or the Administrative Agent under any Loan Document.

“Material Company” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Closing Date.

“Material Contract” means any contract, license, co-existence agreement, covenant, instrument or other arrangement to which any Group Member is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Group Members in an individual principal amount of $250,000,000 or more.

“Maturity Date” means the earlier of (a) the eighth anniversary of the Closing Date  and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Group in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the aggregate cash proceeds received by the Parent or any Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs directly attributable to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (or IFRS, as applicable) (unless such reserve is not used) against any liabilities associated with such Asset Sale and retained by the Parent or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations (whether fixed or contingent) associated with such Asset Sale; (b) with respect to any issuance or incurrence of Indebtedness (other than in connection with a Qualified Securitization Financing) or any sale of Equity Interests, the cash proceeds thereof, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses; (c) with respect to any issuance or incurrence of Indebtedness in connection with a Qualified Securitization Financing, the cash proceeds thereof, net of any related Securitization Fees and other costs and expenses associated therewith, including legal fees and expenses, received directly or indirectly from time to time in connection with such Qualified Securitization Financing from Persons that are not Securitization Subsidiaries, including any such cash proceeds received in connection with an increase in the outstanding program or facility amount with respect to such Qualified Securitization Financing, but excluding any cash collections from the Securitization Assets backing such Qualified Securitization Financing that are reinvested (or deemed to be reinvested) by such Persons in additional Securitization Assets without any increase in the Indebtedness outstanding in connection with such Qualified Securitization Financing; and (d) with respect to any issuance or sale of Equity Interests, the net cash proceeds thereof, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses.

“Non-Consenting Lender” has the meaning set forth in Section 2.16.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Recourse Debt” means Indebtedness:

(a)                                 as to which neither the Parent nor any of the Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a Guarantor or otherwise;

(b)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent or any of the Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(c)                                  as to which the Lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent or any of the Subsidiaries.

“Non-U.S. Lender” has the meaning set forth in Section 2.14(c)(iii).

“Note” means an Interim Loan Note or a Term Loan Note.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to the Administrative Agent (including former Administrative Agents), the Arrangers, Bookrunners, Lenders or any of them, under any Loan Document whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning set forth in Section 7.07.

“OFAC” has the meaning set forth in Section 4.21(b).

“Offering Documents” has the meaning set forth in Section 4.20(b).

“Offering Memorandum” has the meaning set forth in Section 3.01(s)(ii).

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (a) with respect to any corporation, its certificate or articles of incorporation or organization, its by-laws, any memorandum of incorporation or other constitutional documents, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its certificate of incorporation, certificate of incorporation or formation (and any amendments thereto) on change of name (if any), its memorandum and articles of association (if any), its articles of organization (if any), the shareholders’ list (if any) and its limited liability company agreement or operating agreement.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, notarization, registration, or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Indebtedness” has the meaning set forth in Section 6.04(d).

“Participant Register” has the meaning set forth in Section 10.06(h)(iv).

“PATRIOT Act” has the meaning set forth in Section 3.01(t).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 or Section 303 of ERISA.

“Permanent Securities” has the meaning set forth in the Fee Letter.

“Permitted Business” means healthcare products and services (including the lines of business conducted by the Parent, Novartis Vaccines and Diagnostics (HK) Limited and the Subsidiaries on the date hereof) and any businesses ancillary, complementary or reasonably related thereto.

“Permitted Debt” has the meaning set forth in Section 6.01(b).

“Permitted Holder Group” means (i) any group comprised solely of the Grifols family, holding directly or indirectly (the “Existing Holders”), or (ii) a person or group of related persons for purposes of Section 13(d) of the Exchange Act that includes the Existing Holders where the Existing Holders control (whether through exercise of voting rights, by contract or otherwise) the Parent.

“Permitted Investments” means:

(a)                                 any Investment in the Parent or in a Subsidiary;

(b)                                 any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)                                  loans and advances to employees, officers, consultants and directors of the Parent or a Subsidiary in the ordinary course of business for bona fide business purposes not in excess of $20,000,000 at any one time outstanding;

(d)                                 any Investment by the Parent or a Subsidiary in a Person, if as a result of such Investment:

(i)                                     such Person becomes a Subsidiary; or

(ii)                                  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Subsidiary;

(e)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.04;

(f)                                   any acquisition of assets or Equity Interests solely in exchange for the issuance of the Equity Interests (other than Disqualified Equity Interests) of the Parent;

(g)                                  any Investments received (A) in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or the Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or other reorganization of any trade creditor or customer or (B) in resolution of litigation, arbitration or other disputes or (C) as a result of foreclosure, perfection or enforcement of any Lien;

(h)                                 Hedging Obligations;

(i)                                     any Investments in one or more Permitted Joint Ventures or Unrestricted Subsidiaries, in each case so long as the Leverage Ratio, at the time of each such Investment, after giving pro forma effect to such Investment, would not be greater than 3.50 to 1.00; provided, however, that if any Investment pursuant to this clause (i) is made in any Person that is not a Subsidiary at the date of the making of such Investment and such Person becomes a Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Subsidiary;

(j)                                    payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k)                                 notes, chattel paper and accounts receivable owing to the Parent or the Subsidiaries created or acquired in the ordinary course of business (including concessionary trade terms the Borrower deems reasonable under the circumstances);

(l)                                     Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date, and any extension, modification, replacement, refunding, refinancing or renewal thereof in whole or in part;

(m)                             Guarantees of Indebtedness issued in accordance with Section 6.01, and performance or completion Guarantees in the ordinary course of business;

(n)                                 Investments of a Subsidiary acquired after the Closing Date, or of an entity acquired by, merged into, amalgamated with, or consolidated with a Subsidiary in a transaction that is not prohibited by Section 6.07 of this Agreement after the Closing Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)                                 Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, including pre-payments therefore;

(p)                                 deposits, prepayments and other credits to suppliers in the ordinary course of business consistent with past practice;

(q)                                 Investments representing amounts held for employees of the Parent and the Subsidiaries under deferred compensation plans; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by the Parent or the Subsidiaries under such plan;

(r)                                    Investments consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons in the ordinary course of business;

(s)                                   any Investment in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary or an employee stock ownership plan or similar trust) of Equity Interests (other than Disqualified Equity Interests) of the Parent;

provided that the amount of any Net Cash Proceeds that are utilized for such Investment will be excluded from clause (III)(ii) of the second part of the first paragraph of Section 6.02;

(t)                                    Investments consisting of advances or loans to Persons building, developing or overseeing the construction of plasma collection centers expected to supply principally the Parent or the Subsidiaries in the ordinary course of business and consistent with past practice;

(u)                                 Investments relating to any Securitization Subsidiary of the Parent or any Subsidiary organized in connection with a Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Parent, are necessary or advisable to effect such Qualified Securitization Financing;

(v)                                 Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(w)                               Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (w) that are at the time outstanding, not to exceed the greater of (i) $250,000,000 and (y) 2.5% of Total Assets.

“Permitted Joint Venture” means any Joint Venture that the Parent or any Subsidiary is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(a)                                 Liens to secure obligations in respect of (i) any Indebtedness incurred under Section 6.01(b)(i) (including the Obligations) and (ii) Indebtedness incurred under Section 6.01(a); provided that at the time of incurrence and after giving pro forma effect to the incurrence of such Indebtedness under this clause (ii) and the application of the proceeds therefrom on such date, the Secured Leverage Ratio would not exceed 4.50 to 1.00;

(b)                                 Liens in favor of the Parent or any Subsidiary;

(c)                                  Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, letters of credit or trade guarantees, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case in the ordinary course of business;

(d)                                 Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of Section 6.01(b) covering only the assets acquired or financed with such Indebtedness;

(e)                                  Liens existing on the date of this Agreement and listed on Schedule 6.03 and any extensions, renewals or replacements thereof;

(f)                                   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded (provided that any reserve or other appropriate provision as is required in conformity with GAAP (or IFRS, as applicable) has been made therefor) and Liens for taxes assessed on real estate assets that are not delinquent;

(g)                                  Liens, pledges or deposits in the ordinary course of business to secure workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or incurred by the Parent and the Subsidiaries in the ordinary course of business, lease obligations or non-delinquent obligations under social security laws and obligations in connection with participation in government insurance, benefits, reimbursement or other programs or other similar requirements, return of money bonds and other similar obligations, including obligations to secure health and safety and environmental obligations (exclusive of obligations for the payment of borrowed money or Indebtedness);

(h)                                 Liens imposed by law, such as carrier’s, supplier’s, workmen’s, warehousemen’s, landlord’s, materialmen’s, repairmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business or are being contested in good faith;

(i)                                     easements, rights-of-way, restrictions, encroachments, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the Parent’s and its Subsidiaries’ business or assets taken as a whole;

(j)                                    Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by the same property securing the Hedging Obligations;

(k)                                 Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(l)                                     Liens created for the benefit of or securing the Obligations;

(m)                             Liens arising from judgments under circumstances not constituting an Event of Default as described in Article VIII hereof;

(n)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(o)                                 Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)                                 bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts;

(q)                                 Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)                                    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business;

(s)                                   Liens on accounts receivable and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Financing;

(t)                                    Liens on property (including Equity Interests) of a Person existing at the time such Person becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Subsidiary of the Parent or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any of its Subsidiaries;

(u)                                 filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(v)                                 operating leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(w)                               Liens (including put and call arrangements) on Equity Interests or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(x)                                 limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Subsidiaries securing obligations of such joint ventures;

(y)                                 Liens incurred by the Parent or any Subsidiary with respect to obligations that do not exceed the greater of (i) $500,000,000 and (ii) 5.0% of Total Assets at any one time outstanding;

(z)                                  Liens on the assets of any Subsidiary (other than the Borrower or any Guarantor) to secure Indebtedness of such Subsidiary;

(aa)                          Liens solely on cash earnest money deposits made by the Parent or any Subsidiary in connection with any letter-of-intent or purchase agreement entered into in connection with any Investment permitted under this Agreement;

(bb)                          any interest of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased and any Liens encumbering such lessor’s or sublessor’s interest or title; and

(cc)                            any zoning or similar law or right reserved in any governmental office or agency to control or regulate the use of any real property.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of the Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of the Parent or any of the Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed (A) the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged, plus (B) all accrued interest on the Indebtedness, plus (C) the amount of all fees, expenses and premiums incurred in connection therewith;

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(c)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(d)                                 such Indebtedness is incurred either by the Borrower, by a Guarantor or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PHSA” has the meaning set forth in Section 4.13(a).

“Platform” has the meaning set forth in Section 5.01(i).

“Primary Lien” has the meaning set forth in Section 6.03(a).

“Principal Office” means, the Administrative Agent’s “Principal Office”, which may include such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loans of any Lender, as the context requires, the percentage obtained by dividing (A) the Loan Exposure of that Lender by (B) the aggregate Loan Exposure of all Lenders.

“Process Agent” has the meaning set forth in Section 10.15.

“Project Disposition” means any sale, assignment, conveyance, transfer or other disposition of facilities under construction of Parent and its Subsidiaries as of the Closing Date (including the real estate related thereto) and which are intended upon completion of construction to be repurchased or leased by the Parent or any of its Subsidiaries and used in any business in which the Parent or any of its Subsidiaries was engaged on the Closing Date or any business related, ancillary or complementary thereto; provided, that the consideration received for such assets shall be cash in an amount at least equal to the book value thereof.

“Projections” means projections for Fiscal Year 2014 through Fiscal Year 2018 and a written analysis of the business and prospects of the Parent and its Subsidiaries for such period, all in form reasonably satisfactory to the Administrative Agent and the Arrangers.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Parent or its affiliates or any of its or their respective securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Qualified Equity Offering” means any public or any private offering of Equity Interests (excluding Disqualified Equity Interests) of the Parent.

“Qualified Securitization Financing” means any transaction or series of transactions entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or such Subsidiary, sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary funds the acquisition of such Securitization Assets (a) with cash, (b) through the issuance to the Parent or such Subsidiary of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, and/or (c) with proceeds from the sale, pledge or collection of Securitization Assets.

“Qualifying Debt” means the Permanent Securities and the Alternative Loans.

“Qualifying Lender” means a Lender or Participant which is beneficially entitled to interest payable to that Lender or Participant under this Agreement and is:

(a)                                 a company (within the meaning of Section 4 of the TCA):

(i)                                     which by virtue of the law of a Relevant Territory is resident for corporate income Tax purposes in that Relevant Territory, and that Relevant Territory imposes a Tax which generally applies to interest receivable in that territory from sources outside that territory; or

(ii)                                  where the interest paid to it under this Agreement:

(A)                               is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(B)                               would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, if that treaty had the force of law on that date;

except, in the case of both clauses (i) and (ii), where such interest is paid to that company in connection with a trade or business which is carried on through a branch or agency in Ireland;

(b)                                 a U.S. corporation that is incorporated in the United States, and is subject to U.S. federal income tax on its worldwide income provided that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(c)                                  a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in clause (a) or (b) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(d)                                 a Treaty Lender;

(e)                                  a bank licensed pursuant to Section 9 of the Central Bank Act, 1971 to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(f)                                   a building society (as defined for the purposes of Section 256(1) of the TCA) and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(g)                                  an authorized credit institution under the terms of Directive 2006/48/EC and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is recognized by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(h)                                 if interest is paid in Ireland (as defined in the TCA), a company (within the meaning of Section 4 of the TCA);

(i)                                     which advances money in the ordinary course of a trade which includes the lending of money;

(ii)                                  in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(iii)                               which has complied with the notification requirements set out in Section 246(5) of the TCA;

(i)                                     a qualifying company (within the meaning of Section 110 of the TCA) if interest is paid in Ireland (as defined in the TCA); or

(j)                                    an investment undertaking (within the meaning of Section 739B of the TCA) if interest is paid in Ireland (as defined in the TCA).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, an internationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinanced Indebtedness” means (a) the Existing Grifols Credit Agreement, (b) the Existing Grifols Notes and (c) the Existing Interim Loan Agreement.

“Register” has the meaning set forth in Section 2.04(b).

“Regulation” has the meaning set forth in Section 4.24.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulatory Permits” has the meaning set forth in Section 4.13(e).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Jurisdiction” means, in relation to a Loan Party:  (a) its jurisdiction of organization; (b) any jurisdiction where any material assets owned by such Loan Party are situated; and (c) any jurisdiction where it conducts its business.

“Relevant Territory” means (i) a member state of the European Communities (other than Ireland) or (ii) to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Replacement Assets” means any properties or assets used or useful in a Permitted Business.

“Replacement Lender” has the meaning set forth in Section 2.16.

“Required Lenders” means one or more Lenders representing more than 50.0% of the aggregate Loan Exposure of all Lenders.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 6.02.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Parent (including, without limitation, the Borrower) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Reversion Date” has the meaning set forth in Section 6.11.

“Safety Notice” has the meaning set forth in Section 4.13(h).

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Senior Secured Debt as of such day to (b) Consolidated Cash Flow of the Parent and the Subsidiaries on a consolidated basis for the four-fiscal quarter period ending on such date.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Demand” has the meaning set forth in the Fee Letter.

“Securitization Assets” means any accounts receivable owed to a Group Member (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by such Group Member to a Securitization Subsidiary.

“Securitization Fees” means, with respect to any Qualified Securitization Financing, distributions or payments made, or fees paid, directly or by means of discounts with respect to any Indebtedness issued or sold in connection with such Qualified Securitization Financing, to a Person that is not a Securitization Subsidiary in connection with such Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such Securitization Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.

“Securitization Subsidiary” means a Subsidiary of the Parent that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent or any of its Subsidiaries, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any of its Subsidiaries, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of the Parent or any of its Subsidiaries, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Parent nor any of its Subsidiaries, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Parent reasonably believes to be no less favorable to the Parent or the applicable Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent or any of its Subsidiaries and (c) to which neither the Parent nor any of its Subsidiaries other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Parent (or a duly authorized committee thereof) or such other Person shall be evidenced to the trustee by delivery to the trustee of a certified copy of the resolution of the Board of Directors of the Parent or such other Person giving effect to such designation and a certificate executed by an authorized officer certifying that such designation complied with the foregoing conditions.

“Seller” has the meaning specified in the recitals hereto.

“Seller’s Retained Interest” means the debt or equity interests held by any Group Member in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through such Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Senior Secured Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of February 27, 2014, among Grifols Worldwide Operations Limited, as the Foreign Borrower, Grifols Worldwide USA, as the U.S. Borrower, Grifols, S.A., as Parent and Guarantor, certain subsidiaries of the Parent party thereto, as Guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the date hereof.

“Significant Subsidiary” means any Subsidiary of the Parent that has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 10.0% or more of the Consolidated Adjusted EBITDA or (b) Consolidated Total Assets representing 10.0% or more of the Consolidated Total Assets of the Group, calculated on a consolidated basis:

(a)                                 the (i) earnings before interest, tax, depreciation and amortization and (ii) Consolidated Total Assets of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                 if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) earnings before interest, tax, depreciation and amortization or (ii) Consolidated Total Assets of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);

(c)                                  the (i) Consolidated Adjusted EBITDA or (ii) Consolidated Total Assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of; and

(d)                                 if a Significant Subsidiary disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Significant Subsidiary and the other Group Member (if it is not already) will immediately become a Significant Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Significant Subsidiaries or not.

“Software” means computer software of whatever kind or purpose, including code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Parent substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a) (i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as and when they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws (including, without limitation, relating to fraudulent transfers and conveyances).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Swap Obligations” has the meaning set forth in the definition of “Excluded Swap Obligation”.

“Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by any Group Member that are reasonably customary in accounts receivable securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means all Indebtedness (whether outstanding on the Closing Date or thereafter incurred) that is subordinated or junior in right of payment to the Obligations pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (x) any Person has the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise and the accounts of which are required to be consolidated with those of such Person in such Person’s consolidated financial statements in accordance with IFRS or (y) more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified herein, all references to any “Subsidiary” shall refer to a Subsidiary of Parent. Except for purposes of Sections 4.02, 4.09, 4.10, 4.17, 4.19, 5.01(a)-(d), 5.03 and 5.07, and where otherwise specifically noted, references to Subsidiaries shall be deemed to be references to Restricted Subsidiaries only.

“Suspended Covenants” has the meaning set forth in Section 6.11.

“Suspension Period” has the meaning set forth in Section 6.11.

“Tax” means all present and future taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, foreign exchange taxes or other charges (and interest, fines, penalties and additions related thereto) of any nature and whatsoever, from time to time, or at any time, imposed by any Governmental Authority.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loans” has the meaning set forth in Section 2.01(b).

“Terminated Lender” has the meaning set forth in Section 2.16.

“Third Party Payor Program” has the meaning set forth in Section 4.13(c).

“Total Assets” means the total consolidated assets of the Parent and the Subsidiaries, as shown on the most recent internal balance sheet of the Parent prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with IFRS.

“Transaction Costs” means the fees, costs and expenses payable by any Group Member in connection with the Transactions.

“Transactions” means (a)  the entering into of the Loan Documents, and the incurrence of the Loans, on the Closing Date, (b) the repayment of the Refinanced Indebtedness on the Closing Date, (c) the entry into the Senior Secured Credit Agreement and the extensions of credit thereunder on the Closing Date, and (d) any actions taken in connection with the foregoing.

“Treasury Rate” means, with respect to any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to February 27, 2017, provided, that if the period from such prepayment date to February 27, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Treaty” means a double taxation treaty.

“Treaty Lender” means a Lender which is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment (as defined in the relevant treaty) with which that Lender’s participation in this Agreement is effectively connected, which subject to the completion of procedural formalities is entitled to be paid interest without the deduction of Irish tax under that Treaty.

“Treaty State” means a jurisdiction which has signed a Treaty which makes provision for full exemption from tax imposed by Ireland on interest where that Treaty has the force of law.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary (or any successor to any of them) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a)                                 has no Indebtedness other than Non-Recourse Debt;

(b)                                 except as permitted pursuant to Section 6.06, is not party to any agreement, contract, arrangement or understanding with the Parent or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent and/or the Subsidiaries;

(c)                                  is a Person with respect to which neither the Parent nor any Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(d)                                 has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any Subsidiary; and

(e)                                  has at least one director on the Board of Directors that is not a director or executive officer of the Parent or any Subsidiary and has at least one executive officer that is not a director or executive officer of the Parent or any Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent giving effect to such designation and a certificate of an Authorized Officer and an opinion of counsel certifying that such designation complied with the preceding conditions and was permitted by Section 6.02 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, the Borrower will be in Default of Section 6.01.  The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be permitted only if (1) such Indebtedness is permitted under Section 6.01 and calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the Administrative Agent a Counterpart Agreement.

“U.S. Lender” has the meaning set forth in Section 2.14(c)(iii).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02                             Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP (or IFRS, as applicable).  Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP (or IFRS, as applicable) as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable).  Calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

Section 1.03                             Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The terms “lease” and “license” shall include sub-lease and sub-license, as applicable.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement or such Loan Document.

Section 1.04                             Exchange Rates; Currency Equivalents.  (a) Except for purposes of financial statements delivered by the Borrower hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent.

(b)                                 For purposes of determining compliance with Sections 6.01, 6.02, 6.03, 6.04 and 6.07, with respect to any amount of Indebtedness, Investment, Restricted Payment, Lien or Asset Sale in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Restricted Payment, Lien or Asset Sale is incurred or made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Restricted Payment, Lien or Asset Sale may be incurred or made at any time under such Sections.

(c)                                  For purposes of determining compliance with the Secured Leverage Ratio, the Euro Equivalent of any Indebtedness denominated in any currency other than Euros will be converted into Euros based on the relevant currency exchange rate (or average exchange rates) used with respect to such currency in the financial statements with respect to which the applicable Indebtedness is calculated.

ARTICLE II.
LOANS

Section 2.01                             Loans.

(a)                                 Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Interim Loan to the Borrower in an amount equal to such Lender’s Commitment.  The Borrower may make only one borrowing under the Commitments which shall be on the Closing Date.

(b)                                 Upon the earlier to occur of the Conversion Date and a Demand Failure Event, the then outstanding principal amount of each Interim Loan shall be automatically converted into a term loan to Borrower (each, a “Term Loan” and, collectively, the “Term Loans”) in an aggregate principal amount equal to the then outstanding principal amount of such Interim Loan.  The Term Loans are “Loans” for all purposes under the Loan Documents.

Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.08(a) and 2.09, all amounts owed hereunder shall be paid in full no later than the Maturity Date.  Each Lender’s Commitments shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitments on such date.

(c)                                  Borrowing Mechanics for Interim Loans.

(i)                                     The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three (3) Business Days prior to the Closing Date.  Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)                                  To the extent required under clause (a) of this Section 2.01, each Lender shall make its Interim Loans (which may be net of fees and expenses due and payable to such Lender on the Closing Date) available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Interim Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Interim Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(d)                                 On and after the Conversion Date, the outstanding principal amount of Term Loans may, at each Lender’s option, be exchanged for Exchange Notes in accordance with the terms set forth in Section 11.02.

Section 2.02                             Pro Rata Shares; Availability of Funds.  (a) Pro Rata Shares.  All Interim Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares of Interim Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Interim Loan requested hereunder or purchase a participation required hereby nor shall any Commitments of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Interim Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Interim Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter, the applicable rate payable hereunder for the Loan at such time.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent the applicable rate payable hereunder for the Loan at such time.  Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03                             Use of Proceeds.The proceeds of the Interim Loans advanced to the Borrower on the Closing Date shall be applied by the Borrower to (i) repay, retire or redeem Refinanced Indebtedness, including through the making of certain intercompany loans by the Borrower to Grifols, Inc., a wholly-owned Subsidiary of the Parent, and (ii) pay fees, costs and expenses incurred in connection with the Loan Documents and the Senior Secured Credit Agreement.

Section 2.04                             Evidence of Debt; Register; Notes.  Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the

Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) an Interim Loan Note or Interim Loan Notes to evidence such Lender’s Interim Loans.  Unless converted to an Exchange Note, if so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of such Lender pursuant to Section 10.06) promptly after the Borrower’s receipt of such notice, a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loans.

Section 2.05                             Interest on Loans.  (a) Except as otherwise set forth herein, the Interim Loans and the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at (i) prior to the Initial Repayment Date, the Initial Rate and (ii) on and after the Initial Repayment Date, the Adjusted Rate.

(b)                                 Interest payable pursuant to Section 2.05(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan.

Section 2.06                             Default Interest.

Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable for

Loans).  Payment or acceptance of the increased rates of interest provided for in this Section 2.06 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.07                             Fees.  The Borrower agrees to pay to the Administrative Agent such fees and other amounts in the amounts and at the times separately agreed upon.

Section 2.08                             Voluntary Prepayments.  (a) Any time and from time to time, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of, $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount as the Administrative Agent may agree).

(b)                                 All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice in the case of Eurodollar Rate Loans; in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and the Administrative Agent shall promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.11.  Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment pursuant to this Section 2.13(a) may state that the effectiveness of such prepayment is conditioned upon the consummation of a refinancing, sale, change of control or other event specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, subject to payment of any costs referred to in Section 2.18 resulting therefrom.

(c)                                  From and after the earlier to occur of the Conversion Date and a Demand Failure Event, any prepayment of Loans pursuant to Section 2.08(a) shall be accompanied by the Applicable Premium.

Section 2.09                             Scheduled Payments; Mandatory Prepayments.

(a)                                 Scheduled Payments.

(i)                                     All Loans outstanding on the Initial Repayment Date shall be repayable on such date at the option of the Borrower; provided that in the event the Borrower elects to leave Loans outstanding on the Initial Repayment Date, the Loans shall thereafter bear interest at the Adjusted Rate.

(ii)                                  All Loans outstanding on the Maturity Date shall be due and payable on such date.

(b)                                 Mandatory Prepayments.

(i)                                     Asset Sales.  The Borrower shall make prepayments as set forth in Section 6.04(d).

(ii)                                  Issuance or Incurrence of Qualifying Debt.  Until the Conversion Date, if any Group Member receives any Net Cash Proceeds from the issuance or incurrence of any Qualifying Debt of any Group Member, on the date of such receipt, the Borrower shall prepay the Loans as set forth in Section 2.11 in an aggregate amount equal to 100.0% of such Net Cash Proceeds.

(iii)                               Issuance of Equity Securities.  Until the Conversion Date, if any Group Member receives any Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, any Group Member (other than pursuant to any employee stock or stock option compensation plan, no later than the third Business Day following such receipt, the Borrower shall prepay the Loans as set forth in Section 2.11 in an aggregate amount equal to 100% of such Net Cash Proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(c)                                  Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Section 2.09(b), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(d)                                 Change of Control.

(i)                                     Within 30 days following any Change of Control, at the Borrower’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Borrower shall notify the Administrative Agent (who shall notify the Lenders in accordance with the terms of this Agreement) (a “Change of Control Offer”):

(A)                               that a Change of Control has occurred and that each Lender has the right to require the Borrower to prepay such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment;

(B)                               the circumstances and relevant facts regarding such Change of Control; and

(C)                               the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed).

(ii)                                  The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the applicable Change of Control payment date specified in the notice.

(iii)                               The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly tendered and not withdrawn under such Change of Control Offer and the Borrower shall instruct the Administrative Agent to accept payments made by such third parties.  If Lenders representing not less than 90% of the aggregate Loan Exposure of all Lenders elect to accept such Change of Control Offer and do not withdraw such acceptance (the “Accepting Lenders”) and the Borrower, or any third party making the Change of Control Offer in lieu of the Borrower as described above, repays all of the Loans of such Accepting Lenders, the Borrower or such third party will have the right, upon not less than 30 and no more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to repay all Loans that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued but unpaid interest to but not including the date of redemption set forth in such notice.

Each prepayment of Loans pursuant to this Section 2.10(d) shall be paid to the Lenders that elect to accept such offer in accordance with their respective Pro Rata Shares.

Section 2.10                             Application of Prepayments.  Any prepayment of any Loan pursuant to Section 2.08(a) or 2.09(b) shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

Section 2.11                             General Provisions Regarding Payments.  (a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders.  For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)                                 Upon any payment made by or on behalf of the Borrower hereunder, the Borrower shall deliver to the Administrative Agent a schedule of the payments made, and the amount of Taxes withheld, with respect to each Lender (or participant, if applicable).

(e)                                  Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)                                   The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)                                  The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h)                                 If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations, shall be applied on a pro rata basis.

Section 2.12                             Ratable Sharing.  The Lenders agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise (including amounts received by any such Lender in excess of those received by other Lenders as a result of the application of article 91.7 of the Spanish Insolvency Law -Law 22/2003 of 9th July), or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy, reorganization, insolvency or examinership of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or payments made as set forth in Section 2.11, (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (iii) to those amounts that, whether as principal and/or interest, are not received by the Lenders whose credits are considered subordinated as a result of the application of articles 92.5 and 93 of the Spanish Insolvency Law (Law 22/2003 of 9th July).

Section 2.13                             Increased Costs; Capital Adequacy.

(a)                                 Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order after the Closing Date), or any determination of a court or Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the written statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation for such reduction.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.13(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.14                             Taxes; Withholding, Etc.  Payments to Be Free and Clear.  All sums payable by or on behalf of any Loan Party hereunder and under any other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)                                 Withholding of Taxes.  If any Withholding Agent is required by law (as determined in the good faith discretion of an applicable Withholding Agent) to make any deduction or withholding for or on account of any Taxes from any sum paid or payable by or on behalf of any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents:  (i)  the applicable Withholding Agent shall be entitled to make such withholding or deduction, (ii) the Withholding Agent shall pay any such Taxes on or before the date such payment is required by Law; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made (after taking into account any additional deduction or withholding or payment of any Indemnified Taxes on such increased payment); and (iv) within thirty (30) days after the due date of payment of any Indemnified Tax which it is required by clause (ii) above to pay, the applicable Loan Party shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)                                  Evidence of Exemption from Withholding Tax.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding in respect of payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable requirements of law and thereafter when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation and information prescribed by applicable requirements of law as will permit (as reasonably determined by the Borrower in its sole discretion) such payments to be made without withholding (including backup withholding) or at a reduced rate of withholding and to determine whether information reporting is required with respect to the Lender. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(c)(ii),  Section 2.14(c)(iii), Section 2.14)(c)(iv) or Section 2.14(c)(v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is permitted by applicable law, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the

Borrower or the Administrative Agent (each in its sole discretion acting reasonably), whichever of the following is applicable:

(1)         in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)         to the extent that a Non-U.S. Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W8-ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate.

(iv)                              Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement), two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States withholding matters under the Internal Revenue Code pursuant to this Section 2.14(c)(iii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any respect, that such Lender shall promptly deliver to the Administrative Agent and the Borrower two (2) new original copies of Internal Revenue

Service Form W-8BEN, W-8ECI, W-8IMY, W-8EXP or W-9 (or, in each case, any successor form thereto) properly completed and duly executed by such Lender.

(v)                                 Each Lender that will qualify for an exemption from, or reduction in, deduction or withholding of any Taxes solely because it is a Treaty Lender shall cooperate with the Borrower in completing any procedural formalities (including completing and executing any documentation) necessary for the Borrower to obtain authorization to make payments to such Lender free from any deduction or withholding of any Taxes.

(vi)                              With the exceptions of the obligations of a Lender under Section 2.14(h) and 10.06(f) below, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(d)                                 Without limiting the provisions of Section 2.14(b), each Loan Party shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Each Loan Party or the Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)                                  The Loan Parties shall jointly and severally indemnify the Administrative Agent and any Lender for the full amount of Indemnified Taxes for which additional amounts are required to be paid pursuant to Section 2.14(b) and Other Taxes (but not, for the avoidance of doubt, any Excluded Taxes), in each case arising in connection with this Agreement or any other Loan Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.14) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such Administrative Agent or Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth the basis and calculation of such amounts (including any proposed indemnifiable expenses), which written statement shall be conclusive absent manifest error with respect to any Indemnified Taxes and Other Taxes and shall, at the Borrower’s written request and solely at the Borrower’s expense, make commercially reasonable efforts to provide other documentation or cooperation reasonably necessary for the Borrower to contest in good faith the imposition of such Indemnified Taxes or Other Taxes.  Such payment shall be due within fifteen (15) days of such Loan Party’s receipt of such certificate.  For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Administrative Agent under this Section 2.14(e) with respect to any Taxes to the extent such indemnification would result in duplication because such Taxes have been compensated for by the payment of any additional amounts pursuant to Section 2.14(b) or Other Taxes previously paid pursuant to Section 2.14.

(f)                                   If any Lender or Administrative Agent determines, in its reasonable discretion, that it has received a refund (or credit in lieu of a refund) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or Guarantors pursuant to this Section 2.14, it shall (if such Lender in its reasonable discretion determines that it can do so without prejudice to the retention of the amount of such refund (or credit in lieu of a refund)) remit such refund (or credit in lieu of a refund) as soon as practicable after it is determined that such refund (or credit in lieu of a refund) pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Guarantors under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund (or credit in lieu of a refund) plus any interest included in such refund (or credit in lieu of a refund)  by the relevant taxing authority attributable thereto) to the Borrower or Guarantors, net of all reasonable out-of-pocket expenses of the Lender or Administrative Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund (or credit in lieu of a refund)).  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (f), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund (or credit in lieu of a refund) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. The Borrower or such Guarantors, upon the request of such Lender or Administrative Agent, agree to repay as soon as reasonably practicable the amount paid over to Borrower or Guarantors (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund (or credit in lieu of a refund) to a taxing authority.

(g)                                  The obligations of the Loan Parties to pay additional amounts pursuant to Section 2.14(b) and to provide indemnity pursuant to Section 2.14(e) shall be applied in a manner so as not to cause duplicative payments.

(h)                                 Each Lender shall,  which becomes a party to this Agreement, on the day on which it is entered or upon succeeding to an interest in the Commitments and/or Loans hereunder, confirm whether or not it is a Qualifying Lender in accordance with Section 10.06(f).  Each such Lender shall promptly notify the Borrower if there is any change in their status as a Qualifying Lender.

Section 2.15                             Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13 or 2.14, it shall, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an

Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13 or 2.14 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.15 unless the Borrower agrees to pay commercially reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.15 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.16                             Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13 or 2.14, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) such Defaulting Lender’s default shall remain in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, that (i) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (ii) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13 or 2.14 or otherwise as if it were a prepayment and (iii) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, the Administrative Agent shall be entitled (but not obligated) and is authorized by each Lender (which authorization is irrevocable and is coupled with an interest) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06. The Borrower’s right to replace a Defaulting Lender under this Section 2.16 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.17          Defaulting Lender.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by Administrative Agent as to the payment of any amounts owing by such Defaulting Lender to Administrative Agent or any Indemnitee hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender and each Lender irrevocably consents hereto.

(ii)           Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.05.

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender, provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01          Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions (the date such conditions are satisfied and the first funding occurs, the “Closing Date”):

(a)           Loan Documents.  The Administrative Agent shall have received each Loan Document required to be executed on or prior to the Closing Date originally executed and delivered by each applicable Loan Party, including the delivery of a Counterpart Agreement for each Significant Subsidiary of the Group as of the Closing Date.

(b)           Organizational Documents; Incumbency.  With respect to any Loan Party, the Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by such Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) corporate certificates incorporating, without limitation, signature and incumbency certificates of the officers and/or directors of such Person executing the Loan Documents to which it is a party; (iii)  resolutions (or similar documents) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified (to the extent required under applicable law or customary in accordance with local law or practice) as of the Closing Date by its secretary, its assistant secretary, director or any other duly authorized officer as being in full force and effect without modification or amendment; (iv) to the extent required under applicable law or customary in accordance with local law or practice, the Loan Party’s Organizational Documents or internal regulations, a copy of resolutions signed by all holders of the issued share capital of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other duly authorized officer as being in full force and effect without modification or amendment; (v) to the extent required under applicable law or customary in accordance with local law or practice, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (vi) such other similar certificates and documents as the Administrative Agent may reasonably request.

(c)           Organizational and Capital Structure Chart.  The organizational structure and capital structure of the Group, after giving effect to the Transactions, shall be as set forth on Schedule 4.01.

(d)           Capitalization of the Group; Concurrent Transactions.  On or before the Closing Date, the Senior Secured Agreement and all other agreements and documents contemplated thereby shall have been entered into in and shall be effective and the Borrower or Grifols Worldwide USA, as the U.S. Borrower under the Senior Secured Credit Agreement, shall have received, or substantially concurrently with the initial borrowings under this Agreement shall receive the proceeds of the loans under the Senior Secured Credit Agreement on the Closing Date in an aggregate amount of not less than $[4,800,000,000].

(e)           Refinanced Indebtedness.  On the Closing Date, the Group shall have (i) repaid, repurchased, retired or redeemed in full all Refinanced Indebtedness and all Existing

Grifols Notes shall be irrevocably called for early redemption and satisfied and discharged or defeased pursuant to and in accordance with the terms of the Existing Grifols Notes, (ii) terminated any commitments to lend or make other extensions of credit under the Refinanced Indebtedness, (iii) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing the Refinanced Indebtedness or other obligations of the Group thereunder being repaid on the Closing Date and (iv) made arrangements reasonably satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of letters of credit to support the obligations of the Group with respect thereto.

(f)            Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the financing contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Opinions of Counsel to Loan Parties.  The Administrative Agent and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Proskauer Rose LLP, as New York and Delaware counsel to the Loan Parties, (ii) Osborne Clarke, as Spanish counsel to the Loan Parties, (iii) Matheson, as Irish counsel to the Loan Parties, and (iv) Hunton & Williams LLP, as Virginia counsel to the Loan Parties in each case in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders).

(h)           Fees.  The Borrower shall have paid to the Administrative Agent the fees payable on the Closing Date as set forth in the Fee Letter and all other amounts payable pursuant to the Fee Letter and any other fee letter agreed to by the Borrower, whether for expenses or otherwise.

(i)            Representations and Warranties.  The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects.

(j)            Solvency Certificate.  On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Parent in the form of Exhibit E-2 certifying that the Loan Parties, on a consolidated basis, are Solvent.

(k)           Closing Date Certificate.  The Parent shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that each of the conditions precedent described in this Section 3.01 (except as otherwise expressly provided) shall have been satisfied on the Closing Date (except that no opinion need be expressed as to the

Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

(l)            Ancillary Documents.  The Administrative Agent shall have received true and correct copies of the Senior Secured Credit Agreement, and such Senior Secured Credit Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(m)          Credit Rating.  The Parent shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P and the Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(n)           No Litigation.  There shall not exist any injunction preventing the funding of the Interim Loans on the Closing Date.

(o)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(p)           Flow of Funds; Letter of Direction.  The Administrative Agent shall have received a funds flow memorandum and duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Interim Loans made on such date.

(q)           No Default. After giving effect to the Transactions on the Closing Date, there shall not have occurred any Default or Event of Default.

(r)            No Material Adverse Change. Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(s)            Financial Statements; Marketing Materials.  The Administrative Agent shall have received satisfactory evidence that the Borrower has delivered to the Investment Banks:

(i)            the Historical Financial Statements, the Projections and such pro forma financial statements, projections as to future operations and other financial information relating to the Parent and its Affiliates as may be reasonably satisfactory to the Investment Banks;

(ii)           a draft preliminary offering circular, prospectus or private placement memorandum containing such information and in a form customary for offerings underwritten in the European or U.S. high yield markets suitable to use on a road show (the “Offering Memorandum”), in form and substance reasonably satisfactory to the Investment Banks;

(iii)          a draft form of underwriting agreement, purchase agreement or placement agency agreements reasonably satisfactory to the Investment Banks and containing such terms, covenants, conditions, termination rights, representations, warranties and indemnities as are customary in similar transactions which provides for the delivery of legal opinions (including standard negative assurance letters), standard comfort letters (to be provided on the pricing and closing dates of any issuance), and officers’ certificates, all in form and substance satisfactory to the Investment Banks and their counsel;

(iv)          draft form legal opinions (including standard negative assurance letters), comfort letters (to be provided on the pricing and closing dates of any issuance) and officers’ certificates reasonably satisfactory to the Investment Banks;

(v)           assurances from officers of the Parent and its affiliates with appropriate seniority and expertise (including the CEO and CFO) that they will:

(A)          participate in meetings and customary roadshow presentations (such participation limited to two Business Days) with prospective purchasers of the Permanent Securities or Alternative Loans and other customary marketing efforts as reasonably requested by the Investment Banks; and

(B)          participate in presentations as reasonably requested by the Investment Banks to the appropriate rating agencies to obtain (or confirm) ratings for the Permanent Securities and the corporate rating for the Parent; and

(vi)          all other information that the Investment Banks shall have reasonably requested in connection with legal and business due diligence.

(t)            Bank Regulatory Information.  At least ten (10) days prior to the Closing Date (or such shorter period as agreed to by the Administrative Agent), the Lenders shall have received all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”); provided that such documentation and other information was requested not less than 12 days prior to the Closing Date.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender as of the Closing Date that the following statements are true and correct:

Section 4.01          Organization; Structure Chart; Requisite Power and Authority; Qualification.  Each Group Member (a) is duly organized, duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01, (b) has all requisite power and authority to own and operate its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and, if applicable, in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 4.02          Equity Interests and Ownership.  The Equity Interests of each Group Member have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no membership interest or other Equity Interests of any Group Member outstanding which upon conversion or exchange would require, the issuance by any Group Member of any additional membership interests or other Equity Interests of any Group Member or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Group Member.  Schedule 4.02 correctly sets forth the ownership interest of each Group Member in their respective Subsidiaries as of the Closing Date after giving pro forma effect to the Transactions.

Section 4.03          Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized and approved by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04          No Conflict.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Group Member, (ii) any of the Organizational Documents of any Group Member or (iii) any order, judgment or decree of any court or other agency of government binding on any Group Member, except to the extent any violation of (i) or (iii) above could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Group Member except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Group Member; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Group Member, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05          Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental

Authority or payment of any stamp, registration, notarial or similar taxes or fees, except for those not material to the operations or financial condition of the Loan Parties or the rights of the Secured Parties.

Section 4.06          Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, examinership, reorganization, appointment of a receiver, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07          Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP (or IFRS, as applicable) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, no Group Member has any material contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Group taken as a whole.

Section 4.08          No Material Adverse Change.  Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.09          Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  No Group Member (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.10          Payment of Taxes.  Except as otherwise permitted under Section 5.03, all Tax returns and reports of the Group required to be filed by any of them have been accurately and timely filed, and all Taxes due and payable and all assessments, fees, Taxes and other governmental charges upon any Group Members and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for those Taxes which are being actively contested by such Group Member in good faith and for which the relevant Group Member has established adequate reserves, if any, in accordance with GAAP (or IFRS, as applicable), and except to the extent that the failure to file such return or report or make such payment would not have a material effect on the operations of the Loan Parties or on the rights of the Secured Parties.  There is no proposed or threatened material Tax assessment against any Group Member which is not being actively contested by such Group Member in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP (or IFRS, as applicable) shall have been made or provided therefor.

Section 4.11          Properties.  Each Group Member has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.  Except for Permitted Liens, all such properties and assets are free and clear of Liens.

Section 4.12          Environmental Matters.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) each Group Member is in compliance with all applicable Environmental Laws, and, to Borrower’s knowledge, any past noncompliance has been resolved without any pending, on-going or future obligation or cost; (b) each Group Member has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) to the Borrower’s knowledge, there are, and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which, in each case, could reasonably be expected to form the basis of an Environmental Claim against any Group Member or related to any real estate assets; and (d) there are no pending Environmental Claims against any Group Member, and no Group Member has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials.

Section 4.13          Health Care Regulatory Matters

(a)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party is, and since January 1, 2011 has been, in compliance with all Health Care Laws applicable to the Loan Party’s business or by which any property, business product or other asset of the Loan Party is bound or affected.  “Health Care Laws” means all laws of the United States or any Loan Party’s Relevant Jurisdiction with respect to regulatory matters primarily relating to patient healthcare, including, without limitation, such laws pertaining to:  (i) any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), exclusion from participation in federal health care programs (42 U.S.C. § 1320a-7),  civil monetary penalties with respect to federal health care programs (42 U.S.C. § 1320a-7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Public Health Service Act (“PHSA”) (42 U.S.C. §§ 201 et seq.); (ii) the general federal anti-fraud statute related to healthcare benefit programs (18 U.S.C. §1347); (iii) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996; (iv) the research, testing, production, manufacturing, transfer, distribution and sale of drugs and medical devices, including, without limitation, the United States Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (v) the hiring of employees or the acquisition of services or supplies from individuals or entities that have been excluded from government health care programs; and (vi) Governmental Authorizations required to be held by individuals and entities involved in the manufacture and delivery of health care items and services; and with respect to the foregoing,  all regulations promulgated thereunder, and equivalent applicable laws of other applicable Governmental Authorities, and each of clauses (i) through (vi) as may be amended from time to time.

(b)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(c)           (i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party meets all of the applicable requirements of participation in, and payment of, Medicare, Medicaid, TRICARE, any other state, federal or foreign government health care programs, and any other public or private third party payor programs (collectively, “Third Party Payor Programs”) that the Loan Party, as applicable, participates in or receives payment from.  (ii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is or since January 1, 2011 has been excluded from participation in any Third Party Payor Programs, and there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action.  (iii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the imposition of penalties or the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action.  (iv) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) since January 1, 2011, all reports, documents, claims, and notices required to be filed, maintained or furnished to any Governmental Authority by any Loan Party under any Third Party Payor Programs have been so filed, maintained or furnished and (B) all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected or supplemented by a subsequent filing).

(d)           No Loan Party, or its officers or employees, or to its knowledge, all agents acting on its behalf, has been convicted of any crime or, to the Loan Party’s knowledge, engaged in any conduct, that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are, to the Loan Party’s knowledge, pending or threatened against any Loan Party or its officers or employees, or all agents acting on its behalf.

(e)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) each Loan Party possesses and is operating in compliance with Governmental Authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities reasonably necessary to conduct its business, including without limitation all those that may be required by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority engaged in the regulation of pharmaceuticals, medical devices, biologics, cosmetics or biohazardous materials (“Regulatory Permits”); (ii) all such Regulatory Permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit, when submitted to the Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Authority; and (iv) there is no Governmental Authority action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to limit, revoke, suspend or materially modify any Regulatory Permit.

(f)            Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has received from the FDA or any other Governmental Authority any inspection reports, notices of adverse findings, warning or untitled letters, or other correspondence concerning any drugs, biologics or medical devices manufactured or sold by or on behalf of a Loan Party (“Loan Party Products”) in which any Governmental Authority alleges or asserts a failure to comply with applicable Health Care Laws, or that such products may not be safe, effective or approvable.

(g)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has had any product or manufacturing site (whether owned by the Loan Party or that of a contract manufacturer for Loan Party products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition.

(h)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has had (i) any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Loan Parties’ Products issued by the Loan Parties (“Safety Notices”) or (ii) to the Loan Parties’ knowledge, any material complaints with respect to the Loan Parties’ products that are currently unresolved. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to the Loan Parties’ Products; or (B) a termination or suspension of marketing or testing of any of the Loan Parties’ Products.

Section 4.14          No Defaults.  No Group Member is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or any grace period or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15          Governmental Regulation.  No Group Member is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Group Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.16          Margin Stock.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 4.17          Employee Benefit Plans.  Each Group Member and each material Employee Benefit Plan (other than a Multiemployer Plan) is in material compliance with all provisions and requirements of ERISA and the Internal Revenue Code and the regulations thereunder with respect to each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of the Group Members, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or, to the knowledge of the Group Members, is expected to be incurred by any Group Member or any of their respective ERISA Affiliates with respect to any Pension Plan.  No ERISA Event that, individually or in the aggregate, would reasonably be expected to result in material liability to any Group Member or any of their respective ERISA Affiliates, has occurred or, to the knowledge of the Group Members, is reasonably expected to occur.  The present value of the aggregate benefit liabilities under the Pension Plans sponsored, maintained or contributed to by any Group Member or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) do not exceed the aggregate current fair market value of the assets of such Pension Plans by an amount greater than $50,000,000.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Group and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is $50,000,000.  Each Group Member and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and, to the knowledge of the Group Members, are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to material payments to a Multiemployer Plan.  Each Foreign Plan has been maintained in material compliance with its terms and with the material requirements of any applicable laws, rules, regulations and orders of any Governmental Authority.  Each Foreign Plan which is required under applicable laws, rules, regulations and orders of any Governmental Authority has been maintained and operated in all material respects with the applicable laws, rules, regulations and orders.

Section 4.18          Solvency.  The Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent, both before and after giving effect to the Transactions on the Closing Date.

Section 4.19          Compliance with Statutes, Etc.  Each Group Member is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.20          Disclosure.

(a)           No representation or warranty of any Loan Party contained in this Agreement or in any other Loan Document or in any other documents, certificates or written statements furnished to the Administrative Agent, Arranger or any Lender by any Group Member (or by its agents on its behalf) for use in connection with the transactions contemplated hereby or by the other Loan Documents (including, without limitation, the Offering Memorandum in the form delivered to the Investment Banks on the Closing Date) contained any untrue statement of a material fact or omitted to state a material fact (known to it, or to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, except to the extent such statement or omission was subsequently disclosed or corrected.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Group Member to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to such Group Member (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect to such Group Member and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

(b)           The Offering Memorandum and other documentation relating thereto and delivered to the Investment Banks on the Closing Date pursuant to Sections 3.01(s)(iii) and (iv) (the “Offering Documents”) are in a form agreed in all material respects with the Investment Banks.

Section 4.21          PATRIOT Act; OFAC.  To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act (“Anti-Terrorism Laws”).  No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Parent, any of its Subsidiaries or, to the knowledge of Borrower or Parent, any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the Parent and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 4.22          Intellectual Property.  (a) Each of the Loan Parties owns or, pursuant to an agreement, has the valid right to use and, where such Loan Party does so, sublicense others to use, all material trademarks, trade names, copyrights, patents and other property used in or reasonably necessary to conduct its business (including granting of outbound licenses of such rights).

(b)           Each Loan Party has taken commercially reasonable measures to maintain the secrecy and security of its and its Subsidiaries material proprietary Software, networks and databases.

Section 4.23          Ranking.  Each Loan Party’s obligations under the Loan Documents ranks at least pari passu with all of its other unsecured and unsubordinated obligations, other than those that are mandatorily preferred by law applying to companies generally.

Section 4.24          Centre of Main Interests and Establishments.  Each Loan Party whose jurisdiction of incorporation is in a member state of the European Union has its “centre of main interest” (as that term is used in Article 3(l) of The Council of the European Union Regulation No. 1346/2000 of May 29, 2000 on Insolvency Proceedings, as amended from time to time (the “Regulation”)) in its jurisdiction of incorporation at the location of its registered office and has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 4.25          Enforcement and Relevant Jurisdiction.  Except as may be limited by bankruptcy, insolvency, reorganization, dissolution, examinership, winding-up, receivership, liquidation, administration, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, or by public policy, due process, choice of law or other similar principles, any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and enforced in its Relevant Jurisdiction.  No Lender is or will be deemed to be a resident of, domiciled in or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Loan Document.

ARTICLE V.
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, on and after the Closing Date, until the Discharge of Obligations, such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01          Financial Statements and Other Reports.  In the case of the Borrower, deliver to the Administrative Agent (which shall furnish to each Lender):

(a)           Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year) or, if earlier, five (5) days after the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Group as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)           Annual Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year (or, if earlier, the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC), commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Group as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing selected by the Parent, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (or IFRS, as applicable) applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (A)  whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (B) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(c)           Compliance Certificate; Guarantor Coverage Certificate.  (i) Together with each delivery of financial statements of the Group pursuant to Section 5.01(a), a duly executed and completed Compliance Certificate, (ii) together with each delivery of financial statements of the Group pursuant to Section 5.01(b), a duly executed and completed Compliance Certificate and a duly executed and completed Guarantor Coverage Certificate and (iii) on the date that is forty-five (45) days following the Closing Date, a duly executed and completed Guarantor Coverage Certificate; provided, that if the first such applicable date set forth in clause (ii) would be prior to the date that is forty-five (45) days after the Closing Date, such duly executed and completed Guarantor Coverage Certificate pursuant to clause (ii) shall only be required to be delivered upon the next scheduled delivery date thereof;

(d)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements related to the Parent prior to giving effect to the Transactions, the consolidated financial statements of the Group delivered pursuant to Section 5.01(a) or 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(e)           Notice of Event of Default.  Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the applicable Group Member has taken, is taking and proposes to take with respect thereto;

(f)            Notice of Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to the Parent to enable the Lenders and their counsel to evaluate such matters;

(g)           Pension Plans; ERISA.

(i)            Copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then current statutory or auditing requirements;

(ii)           Promptly (but in any event within thirty (30) days) upon the occurrence of or upon any officer of any Loan Party becoming aware of the forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates or the adoption of any new Foreign Pension Plan by any Loan Party or any of its Subsidiaries, (C) other than in the ordinary course of business, the adoption of an amendment to a Pension Plan or Foreign Pension Plan if such amendment results in a material increase in benefits or unfunded liabilities (D) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (E) the existence of any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code of Section 303(k) of ERISA, or (F) the commencement of material contributions by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan or Pension Plan or Foreign Pension Plan, a written notice specifying the nature thereof, what action any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; provided, however, Sections (B),(C), (D), (E) and (F) hereof shall not apply with respect to any such occurrence resulting from a Group Member’s performance of its obligations pursuant to the Share and Asset Purchase Agreement (the “Acquisition Agreement”), dated November 10, 2013, by and among the Borrower, Novartis Vaccines and Diagnostics, Inc. and the other parties named therein or pursuant to the instruments and agreements entered into by any Group Member in connection with therewith;

(iii)          with reasonable promptness (but in any event within ten (10) days after receipt), copies of all material notices received by any Loan Party or any of its Subsidiaries or to the extent provided to a Loan Party, any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(h)           Management Letters.  Promptly after the receipt thereof by the Borrower, a copy of any “management letter” received by the Borrower from its certified public accountants and the management’s response thereto;

(i)            Certification of Public Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to any Group Member or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  The Borrower agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to any Group Member and its securities; provided that the Borrower acknowledges and agrees that the following documents may be distributed to such public-side Lenders: (a) the Loan Documents and (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including meeting invitations, allocations and closing memoranda).

(j)            Defaults Under Material Contracts.  Promptly upon any officer of any Loan Party or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes a default or an event of default under any Material Contract or that notice has been given to any Loan Party or any of its Subsidiaries with respect thereto, a certificate of an Authorized Officer of such Loan Party specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Loan Party has taken, is taking and proposes to take with respect thereto; and

(k)           Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by any Group Member to their security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Group Member with any securities exchange or with the SEC or any governmental or private regulatory authority and (C) all press releases and other statements made available generally by any Group Member to the public concerning material developments in the business of any Group Member and (ii) such other information and data with respect to any Group Member as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02          Existence.

Except as otherwise permitted under Section 6.07, at all times preserve and keep in full force and effect its existence and all rights, privileges and franchises, licenses, permits and authorizations material to its business and all authorizations needed to enable performance with the Loan Documents and ensure the Loan Documents remain legal, valid, enforceable and admissible in evidence; provided, that no Loan Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03          Payment of Taxes and Claims.

Pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, other than Liens that arise prior to the due date of any such Tax; provided, that no such Tax or claim need be paid to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP (or IFRS, as applicable) shall have been made therefor and in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04          Maintenance of Properties.

In the case of material tangible properties used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such tangible properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, subject to dispositions permitted hereunder; and (b) in the case of intangible material properties that are used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such intangible properties as valid and enforceable.

Section 5.05          Insurance.

Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

Section 5.06          Books and Records; Inspections.

Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP (or IFRS, as applicable) shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit, up to one time per year so long as no Event of Default shall have occurred and be continuing, any authorized representatives designated by the Administrative Agent to visit and inspect any of the real properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and, as often as may reasonably be requested, to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.

Section 5.07          Compliance with Material Contractual Obligations and Laws.

Comply, and cause all other Persons within its control, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations and all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable

Environmental Laws and all Health Care Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08          Environmental.

(a)           Environmental Disclosure.  In the case of the Borrower, deliver to the Administrative Agent and the Lenders:

(i)            as soon as practicable following receipt thereof, copies of all material environmental assessments, audits, investigations, analyses and reports, whether prepared by personnel of any Loan Party or any of its Subsidiaries or by any independent consultants, Governmental Authorities or other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, in each case that are reasonably likely to result in a liability of $100,000,000 or more to any Group Member;

(ii)           promptly upon the Borrower obtaining knowledge of the occurrence or the Borrower’s receipt of notice thereof, written notice relating to (A) any Release required to be reported by any Loan Party or any of its Subsidiaries to Governmental Authority under any applicable Environmental Laws which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, (B) any remedial action taken by any Loan Party or any other Person in response to (1) any Hazardous Materials the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (C) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which has a reasonable likelihood of having a Material Adverse Effect or (D) the imposition or written threat of any imposition of any Lien on any Collateral pursuant to any Environmental Law;

(iii)          as soon as practicable following the sending or receipt thereof by any Loan Party or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (B) any Release required to be reported by any Loan Party or any of its Subsidiaries to any Governmental Authority which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, and (C) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Loan Party or any of its Subsidiaries may be potentially responsible for the Release of any Hazardous Materials which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect; and

(iv)          prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or other property by any Loan Party or any of its Subsidiaries that could reasonably be expected to (A) expose any Loan Party or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have a Material Adverse Effect on the ability of any Loan Party or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any applicable Environmental Laws for their respective operations.

(b)           Environmental Claims, Etc. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conduct any investigative or remedial action that is required pursuant to applicable Environmental Laws by such Loan Party or any of its Subsidiaries where failure to conduct such investigation or remedial action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it has to any Person in connection with such Environmental Claim, in each case where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Environmental Compliance.  Use and operate all of its Facilities in compliance with all applicable Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any applicable Environmental Laws for the operation of the Parent’s business, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect.

Section 5.09          Health Care Regulatory Matters.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hold and operate in material compliance with, Regulatory Permits issued by the FDA or other Governmental Authority required for the conduct of its business as currently conducted.

Section 5.10          Maintenance of Ratings.

In the case of the Parent, at all times use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings issued by Moody’s and S&P with respect to the Parent and public credit ratings issued by Moody’s and S&P with respect to its senior secured debt.

Section 5.11          Compliance with other Obligations.

(a) The Parent and the Borrower shall comply in all material respects with all of their respective obligations under the Fee Letter and shall undertake an issuance or sale of the Permanent Securities with the Offering Memorandum and the other Offering Documents promptly after the Closing Date or otherwise as requested by the Arrangers in accordance with the Fee Letter.

(b)           With respect to any issuance or sale of Permanent Securities, the Borrower agrees to cooperate with the Investment Banks, and to provide information reasonably required by the Investment Banks in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Permanent Securities in accordance with the Fee Letter.  Such cooperation will include, without limitation, at the request of the Investment Banks: (i) the preparation of, as soon as practicable upon request by any Investment Bank, an offering memorandum, offering circular, prospectus or private placement memorandum with respect to the Permanent Securities; (ii) the execution of underwriting agreements, purchase agreements or placement agency agreements containing such terms, covenants, conditions, representations, warranties and indemnities in light of then prevailing market conditions (including, but not limited to, delivery of legal opinion (including standard 10b-5 disclosure letters), SAS 72 standard comfort letters (to be provided on the pricing and closing dates of any issuances) and officers’ certificates, all in form and substance reasonably satisfactory to the Investment Banks); (iii) the delivery to the Investment Banks of unqualified audited consolidated financial statements of the Borrower covering the three-year period ending as of the most recent fiscal year preceding the date of any issuance of securities and such unaudited consolidated interim financial statements, in each case, as may be reasonably requested by the Investment Banks and/or as required by Regulation S-X; (iv) the delivery to the Investment Banks of pro forma financial statements presented in accordance with, and for such periods as required by,  Regulation S-X; (v) the delivery to the Investment Banks of projections as to future operations or such other financial information related to the Borrower as may be reasonably requested by the Investment Banks; (vi) the engagement with the relevant auditors to ensure such auditors are able to provide SAS72 standard comfort letters and perform any relevant financial review; (vii) providing all information to the Investment Banks and their advisors as shall reasonably be requested in connection with legal and business due diligence; (viii) the hosting, with any Investment Bank electing to participate, of one or more meetings with prospective purchasers of the Permanent Securities and, in connection with any such meeting, consulting with such Investment Bank with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of the Borrower to rehearse such presentations prior to any such meeting, as reasonably requested by such Investment Bank; and (ix) obtaining (to the extent not already existing) (A) a public corporate family rating from Moody’s, (B) a public corporate credit rating from S&P and (C) a public credit rating for any Permanent Securities from each of Moody’s and S&P prior to the launch of general syndication.  The Borrower shall advise the Investment Banks promptly of the occurrence of any event or any information or other change known to it that results in the Offering Memorandum or any other offering circular, private placement memorandum or prospectus relating to the Permanent Securities (in each case, as then amended or supplemented) containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Offering Memorandum or such other offering circular, private placement memorandum or prospectus to comply with applicable law, the Borrower will promptly notify the Investment Banks thereof and will prepare, at the expense of the Borrower, an amendment or supplement thereto that corrects such statement or omission or effects such compliance.

(c)           With respect to any Alternative Loans, the Borrower agrees to cooperate with the Investment Banks or their designated affiliates to cooperate with the Investment Banks or their designated affiliates to provide information reasonably required by the Investment Banks or such affiliates in connection with the syndication of such Alternative Loans and to take all other actions typically required of borrowers or reasonably requested by arrangers in connection with the syndication of bank facilities, including without limitation obtaining corporate and applicable facilities ratings from each of Moody’s and S&P.

Section 5.12          Subsidiaries

(a)           In the event that any Person becomes a Subsidiary of the Parent after the Closing Date (other than a Controlled Foreign Corporation), if such subsidiary is or becomes a Significant Subsidiary,  (i) promptly cause such Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b) and 3.01(g).

(b)           With respect to each new Material Company, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Group Member and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedules 4.01 and 4.02 for all purposes hereof.

Section 5.13          Further Assurances.

The Parent will, and will cause its Subsidiaries to, upon the Administrative Agent’s request, execute and deliver to the Administrative Agent such further documents and statements, do and cause to be done, and pay the cost of such further acts or things as the Administrative Agent, in its reasonable discretion, may require to effect the transactions contemplated by this Agreement or to vest or confirm any right or remedy granted in this Agreement, including, without limitation, the matters covered by Section 5.12.

Section 5.14          Guarantor Coverage Test.

As of each date of delivery of the Guarantor Coverage Certificate as required by Section 5.01(c), the Borrower shall ensure that:

(a)           the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated in accordance with the defined term “Consolidated Adjusted EBITDA”) attributable to the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 80.0% of the earnings before interest, tax, depreciation and amortization of the Group;

(b)           the aggregate (without duplication) total Consolidated Total Assets of the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 80.0% of the total Consolidated Total Assets of the Group; and

(c)           each Significant Subsidiary of the Parent is a Loan Party.

For purposes of this Section 5.14, only the Borrower and each other Loan Party which has provided a guarantee for all of the Obligations shall be included as Loan Parties.

Section 5.15          “Know Your Customer” Checks.

If in connection with (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date, (b) any change in the status of a Loan Party after the Closing Date, (c) the addition of any Guarantor pursuant to Section 5.12 or (d) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, the Administrative Agent or any Lender (or, in the case of clause (d) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each Loan Party shall, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (d) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 5.16          ERISA.

Ensure that all Pension Plans operated or maintained for the benefit of the Group Members or any of its ERISA Affiliates and/or any of their respective employees are (a) funded to the extent required by law and the terms of such plans based on reasonable actuarial assumptions, and (b) operated or maintained as required by law and the terms of such plans, where, in any such case, failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 5.17          Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Parent may designate any Restricted Subsidiary (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 6.02 or Permitted Investments, as determined by the Borrower.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 5.18          Anti-Terrorism; OFAC; Anti-Money Laundering.  Not directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or cause or permit any Embargoed Person to have any direct or indirect interest of any nature whatsoever in any Group Member, (ii) use any proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that is an Embargoed Person or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Anti-Terrorism Laws.

(b)           Maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with the Foreign Corrupt Practice Act of 1977, as amended.

ARTICLE VI.
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, on and after the Closing Date, until the Discharge of Obligations, such Loan Party shall not, nor shall it cause or permit any of its Subsidiaries to:

Section 6.01          Indebtedness; Disqualified and Preferred Stock.

(a)           Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent shall not issue any Disqualified Equity Interests and shall not permit any of the Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Equity Interests, and the Borrower and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity Interests or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the Net Cash Proceeds therefrom including to refinance other Indebtedness), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Equity Interests had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Section 6.01(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)            (A) the Obligations and (B) Indebtedness incurred by the Parent and its Subsidiaries pursuant to Credit Facilities (including Indebtedness under the Senior Secured Credit Agreement) and any Qualified Securitization Financing in an amount outstanding at any time not to exceed the sum of (x) $4,500,000,000 plus (y) €430,000,000, including, in each case under this clause (B), any Permitted Refinancing Indebtedness in respect thereof;

(ii)           Indebtedness existing on the Closing Date which is described in Schedule 6.01;

(iii)          [reserved];

(iv)          the incurrence by the Parent or any Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financing, including, without limitation, the sale and leaseback arrangements described under clause (e) under the exclusions set forth under the definition of “Asset Sale” in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement (including at any point subsequent to the purchase) of real or personal property, plant or equipment used in the business of the Parent or the business of such Subsidiary (whether through the direct acquisition or otherwise of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of (x) $400,000,000 and (y) 3.0% of Total Assets, at any time outstanding;

(v)           the incurrence by the Parent or any Subsidiary of Permitted Refinancing Indebtedness in respect of Indebtedness that was incurred under clause (a) of this Section 6.01 or clause (ii), (v) or (xiv) of this Section 6.01(b);

(vi)          the incurrence by the Parent or any Subsidiary of intercompany Indebtedness owed to the Parent or any Subsidiary; provided, however, that to the extent the aggregate amount of Indebtedness incurred in reliance on this clause (vi) following the Closing Date exceeds $200,000,000:

(A)          if the Borrower is the obligor on any such Indebtedness owed to any Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Obligations;

(B)          if a Guarantor is the obligor on any such Indebtedness owed to any Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of the Obligations; and

(C)          (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Subsidiary and (2) any sale or other transfer of any such Indebtedness (other than the creation of a Permitted Lien upon such intercompany Indebtedness to a Person that is not either the Parent or a Subsidiary) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)         the incurrence by the Parent or any Subsidiary of Hedging Obligations or entry into derivative transactions, in each case, so long as such obligations and transactions are not entered into for speculative purposes;

(viii)        the incurrence of Guarantees by the Borrower or any of the Guarantors of the Indebtedness of the Parent or any Subsidiary that was permitted to be incurred by another provision of this Section 6.01;

(ix)          the incurrence of Guarantees by any Subsidiary that is not a Guarantor of Indebtedness of a Subsidiary that is not a Guarantor that was permitted to be incurred by another provision of this Section 6.01;

(x)           the incurrence by the Parent and the Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees and letters of credit supporting the foregoing, in each case, provided or incurred by the Parent and the Subsidiaries in the ordinary course of business, guarantees and letters of credit supporting the foregoing, in each case, for the account of suppliers in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(xi)          the incurrence by the Parent and the Subsidiaries of Indebtedness arising from the Parent and the Subsidiaries’ agreements providing for indemnification, contribution, earn out, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale of goods or acquisition or disposition of any business, assets or Equity Interests of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Parent and the Subsidiaries in connection with such acquisition or disposition;

(xii)         the incurrence by the Parent and the Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xiii)        the incurrence of Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiv)        the incurrence by the Parent or any of its Subsidiaries of (i) Acquired Debt outstanding on the date on which such Person became a Subsidiary or was acquired by, or merged into, the Borrower or any Subsidiary or (ii) Indebtedness to finance all or a portion of such transaction; provided that to the extent the aggregate amount of Indebtedness incurred in reliance on this clause (xiv) following the Closing Date exceeds $300,000,000, then on a pro forma basis, either (A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) hereof or (B) the Fixed Charge Coverage Ratio would be not less than immediately prior to such transactions;

(xv)         Indebtedness of the Parent or any Subsidiary constituting reimbursement obligations with respect to letters of credit or trade Guarantees issued in the ordinary course of business to the extent that such letters of credit or trade Guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 30 days following receipt by the Parent or such Subsidiary of a demand for reimbursement;

(xvi)        Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Parent or any Subsidiary;

(xvii)       to the extent constituting Indebtedness, (1) deferred compensation to employees of the Parent and the Subsidiaries in the ordinary course of business, (2) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law, (3) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, and (4) reserves established by the Parent or a Subsidiary for litigation or tax contingencies;

(xviii)      Indebtedness in an amount not to exceed $50,000,000 issued in lieu of cash payments of Restricted Payments permitted by clause (5) of the second paragraph of Section 6.02 hereof;

(xix)        the incurrence by the Parent or any Subsidiary of additional Indebtedness or the issuance by the Parent of Disqualified Equity Interests or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xix), not to exceed the greater of (x) $500,000,000 and (y) 5.0% of Total Assets.

(c)           For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) of Section 6.01(b) as of the date of incurrence thereof or is entitled to be incurred pursuant to clause (a) of this Section 6.01, the Borrower shall, in its sole discretion, (x) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its incurrence under either clause (a) of this Section 6.01 or under such category of Permitted Debt, as the case may be, (y)  reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this Section 6.01 (so long as the Indebtedness being reclassified could have been incurred under Section 6.01(a) or under such category of Permitted Debt, in each case on the date of its incurrence) and (z) elect to comply with this Section 6.01 and the applicable definitions in any order.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this Section 6.01; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Parent’s Fixed Charges as accrued.  Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Parent or the Subsidiaries may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d)           The Borrower shall not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness of the Borrower will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien or by virtue of being structurally subordinated.  No Guarantor shall incur any Indebtedness that is subordinate or junior in right of payment to the Indebtedness of such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness of a Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien.

(e)           The Parent shall not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by the obligors of such Indebtedness.

Section 6.02          Restricted Payments.  Directly or indirectly:

(a)           declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any Subsidiaries’ Equity Interests or to the direct or indirect holders of the Parent’s or any Subsidiaries’ Equity Interests in their capacity as such (in each case other than dividends or distributions payable in the Parent’s Equity Interests (other than Disqualified Equity Interests) or to the Parent or any Subsidiary);

(b)           purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of the Subsidiaries) any of the Parent’s or the Subsidiaries’ Equity Interests (in each case other than any of the Subsidiaries’ Equity Interests owned by the Parent or another Subsidiary or for consideration consisting solely of the Parent’s Equity Interests other than Disqualified Equity Interests);

(c)           make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value any of the Parent’s or the Subsidiaries’ Subordinated Indebtedness (other than Subordinated Indebtedness owed to the Parent or any of the Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition, or (iii) for consideration consisting solely of Equity Interests of the Parent other than Disqualified Equity Interests; or

(d)           make any Restricted Investment;

all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I)            no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II)          the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and

(III)        such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Subsidiaries after the Closing Date (excluding Restricted Payments made pursuant to the next paragraph other than clauses (1), (7), (8), (11) and (12) of the next paragraph), is less than the sum, without duplication, of:

(i)            50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first full fiscal quarter of the Parent commencing immediately prior to January 21, 2011 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii)           100% of the aggregate Net Cash Proceeds or the fair value (as determined in good faith by the Board of Directors of the Parent ) of property or assets received by the Parent or a Subsidiary after January 21, 2011 as a contribution to the common equity capital of the Parent or from the issue or sale of Equity Interests of the Parent (other than Disqualified Equity Interests) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Equity Interests or debt securities sold to a Subsidiary of the Parent), together with the aggregate net cash and Cash Equivalents received by the Parent or any Subsidiary at the time of such conversion or exchange, plus

(iii)          to the extent that any Restricted Investment that was made after January 21, 2011 is sold for cash or otherwise liquidated or repaid for cash, the proceeds realized from the sale of such Restricted Investment and proceeds representing the return of the capital with respect to such Restricted Investment, in each case to the Parent or any Subsidiary, less the cost of the disposition of such Restricted Investment, plus

(iv)          to the extent that any Unrestricted Subsidiary is redesignated as a Subsidiary after January 21, 2011, the portion (proportionate to the Parent’s interest in such Unrestricted Subsidiary) of the fair market value of the net assets of the Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Subsidiary; plus

(v)           50% of any dividends received by the Parent or any Subsidiary from any Unrestricted Subsidiary to the extent the Parent’s or such Subsidiary’s Investment in such Unrestricted Subsidiary was a Restricted Investment, and to the extent such dividends were not otherwise included in the Consolidated Net Income of the Parent for such period.

The preceding provisions will not prohibit:

(1)           the payment of any dividend (or other distribution) or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend (or other distribution) or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend (or other distribution) payment or redemption would have complied with the provisions hereof;

(2)           the making of any Restricted Payment in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to any Subsidiary) of, the Parent’s Equity Interests (other than Disqualified Equity Interests) or from the substantially concurrent contribution of common equity capital to the Parent; provided that the amount of any such Net Cash Proceeds that are utilized to make any such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph and shall not constitute Excluded Contributions;

(3)           the purchase, defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Parent or any Subsidiary with (i) the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness or (ii) in exchange for, or out of the proceeds of a substantially concurrent Qualified Equity Offering;

(4)           in the case of a Subsidiary, the payment of dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Equity Interests on a pro rata basis;

(5)           repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award, or the vesting thereof;

(6)                                 cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent or a Subsidiary;

(7)                                 the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness following a Change of Control or Asset Sale, as applicable, after the Borrower shall have complied with Section 2.10(d) and Section 6.04, as applicable, including the payment of the applicable purchase price;

(8)                                 the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests of the Parent or any preferred stock of any Subsidiary of the Parent issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test described in Section 6.01(a) hereof;

(9)                                 the repurchase, redemption or other acquisition of the Equity Interests of the Parent or any Subsidiary from Persons who are, or were formerly, employees, officers and directors of the Parent and its Subsidiaries and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (9) shall not exceed $25,000,000 in any twelve month period;

(10)                          Restricted Payments that are made with Excluded Contributions;

(11)                          any Restricted Payments so long as the Leverage Ratio, at the time of each such Restricted Payment, after giving pro forma effect to such Restricted Payment, is no greater than 3.50 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and

(12)                          so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the Closing Date not to exceed $250,000,000.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 6.02 will be determined by the Board of Directors of the Parent, whose resolutions with respect thereto will be delivered to the Administrative Agent.

For purposes of determining compliance with this Section 6.02, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this Section 6.02, the Borrower will be entitled to classify or re-classify (based on circumstances existing on the date of such reclassification) such Restricted Payment or a portion thereof in any manner that complies with this Section 6.02 and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this Section 6.02.

Section 6.03                             Liens.  The Parent shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any property, asset, or any proceeds therefrom (“Primary Lien”), now owned or hereafter acquired except Permitted Liens, unless:

(i)                                     in the case of Liens securing Subordinated Indebtedness, the Obligations are secured by a Lien on such property (including Equity Interests of a Subsidiary) or assets that are senior in priority to such Liens; and

(ii)                                  in the case of Liens securing Indebtedness, the Obligations are equally and ratably secured by a Lien on such property (including Equity Interests of a Subsidiary) or assets.

(b)                                 Any Lien created for the benefit of the Lenders pursuant to Section 6.03(a) shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Section 6.04                             Asset Sales.  The Parent shall not, and shall not permit any of the Subsidiaries to, consummate an Asset Sale unless:

(i)                                     the Parent (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of; and

(ii)                                  at least 75% of the consideration received in the Asset Sale by the Parent or such Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets, or a combination thereof.

(b)                                 For purposes of this Section 6.04, each of the following will be deemed to be cash:

(i)                                     any liabilities of the Parent or any of the Subsidiaries, as shown on the Parent’s or such Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations), that are assumed by the transferee of any such assets and with respect to which the Parent or such Subsidiary is released from further liability;

(ii)                                  any securities, notes or other obligations received by the Parent or any such Subsidiary from such transferee that are converted by the Parent or such Subsidiary into cash within 365 days of the consummation of such Asset Sale (subject to ordinary settlement periods), to the extent of the cash received in that conversion;

(iii)                               any Voting Stock or assets referred to in clauses (c)(ii) and (c)(iii) of this Section 6.04; and

(iv)                              any Designated Non-Cash Consideration received by the Parent or such Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Parent’s Board of Directors), taken together with all other Designated

Non-Cash Consideration received pursuant to this clause (iv) that is at such time outstanding, not to exceed an amount equal to the greater of (x) $250,000,000 and (y) 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c)                                  Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent or such Subsidiary may apply those Net Cash Proceeds at its option:

(i)                                     to repay the loans under the Senior Secured Credit Agreement or the Loans in accordance with Section 2.11;

(ii)                                  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(iii)                               to make any capital expenditures or to acquire other long-term assets that are used or useful in a Permitted Business; or

(iv)                              any combination of the foregoing.

In the case of each of clauses (ii), (iii) and (iv) above, the entry into a definitive agreement to acquire such assets within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale shall be treated as a permitted application of the Net Cash Proceeds from the date of such agreement so long as the Parent or such Subsidiary enters into such agreement with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the date of such agreement and such Net Cash Proceeds are actually so applied within such period.

Pending the final application of any Net Cash Proceeds, the Borrower may temporarily reduce revolving credit borrowings under the Senior Secured Credit Agreement or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(d)                                 Subject to prior prepayment of any loans under the Senior Secured Credit Agreement, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 6.04(c) will constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $200,000,000, the Borrower shall make an offer to all Lenders and, if required by the terms of any Indebtedness of the Parent or any of the Subsidiaries that is pari passu with the Obligations (“Pari Passu Indebtedness”) to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay or purchase the maximum aggregate principal amount of the Loans and such Pari Passu Indebtedness that is in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash.  The Borrower will commence an Asset Sale Offer within 10 Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $200,000,000 by delivering the notice required pursuant to the terms of this Agreement, with a copy to the Administrative Agent.

(e)                                  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Loans and Pari Passu Indebtedness accepted for prepayment or validly and properly tendered and not withdrawn pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and the Borrower shall select such Pari Passu Indebtedness to be prepaid or purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness accepted for prepayment or tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 6.05                             Dividend and Other Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(a)                                 pay dividends or make any other distributions on or in respect of its Equity Interests to the Parent or any Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent or any other Subsidiary;

(b)                                 make any loans or advances to the Parent or any other Subsidiary;

(c)                                  transfer any of its properties or assets to the Parent or any other Subsidiary; or

(d)                                 guarantee the Parent’s or any Subsidiary’s Indebtedness.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)                                     this Agreement;

(ii)                                  any Credit Facility (including the Senior Secured Credit Agreement) and any other agreements in effect on the Closing Date or subsequent agreements relating to such Indebtedness of the Parent or any Subsidiary and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date unless in the good faith determination of the Board of Directors, such restrictions are not likely to result in the Borrower being unable to make scheduled payments of principal and interest hereunder as they come due;

(iii)                               applicable law, rules, regulations and orders;

(iv)                              any instrument governing Indebtedness or Equity Interests of a Person acquired by the Parent or any Subsidiary as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the

Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v)                                 customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(vi)                              purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of this Section 6.05;

(vii)                           any agreement for the sale or other disposition of a Subsidiary or all or substantially all of its assets that restricts distributions of assets by, or Equity Interests of, that Subsidiary pending its sale or other disposition;

(viii)                        Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)                              Liens permitted to be incurred under Section 6.03 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)                                 restrictions on cash or other deposits or net worth imposed by customers (including governmental entities) under contracts entered into in the ordinary course of business;

(xi)                              provisions limiting the disposition or distribution of assets or property in joint venture agreements, Asset Sale agreements, sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Parent’s or Borrower’s Board of Directors (as applicable), which limitation is applicable only to the assets that are the subject of such agreements;

(xii)                           any encumbrance or restriction on the Parent’s ability or the ability of any Subsidiary to transfer its interest in any Investment not prohibited by Section 6.02 hereof;

(xiii)                        customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business;

(xiv)                       any other agreement governing Indebtedness or Disqualified Equity Interests entered into after the Closing Date that contains encumbrances and restrictions that are not more restrictive than would be permitted by clause (ii) of this paragraph;

(xv)                          restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Parent or the Borrower (as applicable), are necessary or advisable to effect such Qualified Securitization Financing; and

(xvi)                       agreements pursuant to any tax sharing arrangement between the Parent and any one or more of direct or indirect Subsidiaries of the Parent.

Section 6.06                             Transactions with Affiliates.  Make any payment to, or sell, lease, transfer or otherwise dispose of any of the Parent’s or the Subsidiaries’ respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate payments of consideration in excess of $25,000,000 (each, an “Affiliate Transaction”), unless:

(a)                                 the Affiliate Transaction is on terms taken as a whole that are no less favorable to the Parent or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Subsidiary with an unrelated Person; and

(b)                                 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution of the Board of Directors of the Parent set forth in a certificate of an Authorized Officer certifying that such Affiliate Transaction complies with this Section 6.06 and that such Affiliate Transaction has been approved by a majority of the Parent’s Board of Directors (and, if any, a majority of the disinterested members of the Parent’s Board of Directors with respect to such transaction).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(A)                               any customary consulting or employment agreement or arrangement, benefit arrangement or plan, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance or termination arrangements, expense reimbursement arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of the Subsidiaries for the benefit of the Parent’s or such Subsidiary’s directors, officers, employees and consultants and payments and transactions pursuant thereto, in each case, in the ordinary course of business;

(B)                               transactions between or among the Parent and/or the Subsidiaries;

(C)                               payment of reasonable directors compensation and indemnification costs permitted by the Parent’s and the Subsidiaries’ organizational documents for the benefit of directors, officers and employees, in each case, in the ordinary course of business;

(D)                               Permitted Investments or Restricted Payments that are permitted by Section 6.02;

(E)                                any agreement (including any certificate of designations relating to Equity Interests) as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(F)                                 the granting or performance of customary registration rights in respect of restricted Equity Interests held or acquired by Affiliates;

(G)                               loans and advances to employees in the ordinary course of business not to exceed $40,000,000 in the aggregate amount at any one time outstanding;

(H)                              the consummation of the Transactions and the payment of all fees, expenses and other amounts, and the performance of all obligations of the Parent and the Subsidiaries, in connection therewith;

(I)                                   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not materially less favorable to the Parent or such Subsidiary, as the case may be, determined in good faith by the Parent, that those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent;

(J)                                   the issuance or repurchase of Equity Interests (other than Disqualified Equity Interests) of the Parent to any Affiliate of the Parent; and

(K)                              licenses of, or other grants of rights to use, intellectual property granted by the Parent or any Subsidiary in the ordinary course of business.

Section 6.07                             Merger, Consolidation or Sale of Assets.

(a)                                 Solely with respect to the Borrower, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving entity) or (2) sell, assign, transfer, convey (not including any conveyance, if any, resulting solely from the creation of any Lien, unless remedies are exercised in connection therewith) or otherwise dispose of all or substantially all of the properties and assets of the Borrower or its Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(i)                                     either:  (x) the Borrower is the surviving entity; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited partnership or limited liability company organized or existing under the laws of any member of the European Union as in effect on December 31, 2003, Switzerland, Canada, any state of the United States or the District of Columbia;

(ii)                                  the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of the Borrower under the Loan Documents pursuant to an agreement in a form reasonably satisfactory to the Administrative Agent;

(iii)                               immediately after such transaction no Default or Event of Default exists; and

(iv)                              the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (1) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (2) the Parent’s Fixed Charge Coverage Ratio shall not be less than the Parent’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

In addition, the Borrower and its Subsidiaries may not, directly or indirectly, lease all or substantially all of the Borrower’s and its Subsidiaries’ properties and assets, in one or more related transactions, to any other Person.

The Person formed by or surviving any consolidation or merger (if other than the Borrower) will succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement; provided that the Borrower shall not be released in the case of a lease of all or substantially all of its assets.

Clauses (iii) and (iv) of this Section 6.07(a) will not apply to:

(A)                               a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction; or

(B)                               any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Subsidiaries.

(b)                                 Solely with respect to the Parent, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Parent is the surviving corporation) or (2) sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Lien, unless remedies are exercised in connection therewith) or otherwise dispose of all or substantially all of the properties and assets of the Parent or its Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(i)                                     the Person formed by or surviving any such consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all of the obligations of the

Parent under the Loan Documents pursuant to an agreement in a form reasonably satisfactory to the Administrative Agent;

(ii)                                  immediately after such transaction no Default or Event of Default exists; and

(iii)                               the Parent or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (1) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (2) the Parent’s Fixed Charge Coverage Ratio shall not be less than the Parent’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

In addition, the Parent and its Subsidiaries may not, directly or indirectly, lease all or substantially all of the Parent’s and its Subsidiaries’ properties and assets, in one or more related transactions, to any other Person.

Clauses (ii) and (iii) of this Section 6.07(b) will not apply to:

(A)                               a merger of the Parent with an Affiliate solely for the purpose of reincorporating the Parent in another jurisdiction; or

(B)                               any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Parent and its Subsidiaries.

Section 6.08                             Centre of Main Interests and Establishments.  If such Loan Party’s jurisdiction is in a member state of the European Union, deliberately change its “centre of main interest” (as that term is used in the Regulation) in a manner that could reasonably be expected to result in a Material Adverse Effect.

Section 6.09                             Financial Assistance.  Fail to comply, where applicable, in all respects with any financial assistance legislation in any Relevant Jurisdiction (including, without limitation, under Section 60 of the Companies Act of Ireland, 1963 or Section 31 of the Companies Acts of Ireland, 1990 (each, as amended)), including as related to payment of amounts due under this Agreement.

Section 6.10                             Amendments to Senior Secured Credit Agreement.  Agree to  any amendment, restatement, supplement, waiver or other modification to the Senior Secured Credit Agreement that would be materially adverse to the Administrative Agent or the Lenders.

Section 6.11                             Suspension of Certain Covenants.  If on any date following the Closing Date (i) the Loans have an Investment Grade Rating from either Rating Agency, and (ii) no Default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant

Suspension Event”), then the Borrower, Parent and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(a)                                 clause (d) of Section 6.04 (Asset Sales);

(b)                                 Section 6.02 (Restricted Payments);

(c)                                  Section 6.01 (Indebtedness; Disqualified and Preferred Stock);

(d)                                 clause (d) of the first paragraph of Section 6.07 (Merger, Consolidation or Sale of Assets);

(e)                                  Section 6.06 (Transactions with Affiliates);

(f)                                   Section 6.05 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); and

(g)                                  Section 5.17 (Designation of Restricted and Unrestricted Subsidiaries).

In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Parent or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 6.02 had been in effect prior to, but not during, the Suspension Period (provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period) and (2) all Indebtedness incurred, or Disqualified Equity Interests or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 6.01(b)(ii).

ARTICLE VII.
GUARANTY

Section 7.01                             Guaranty of the Obligations.  Each Guarantor jointly and severally hereby irrevocably and unconditionally guaranties to the Administrative Agent for the ratable benefit of the Lenders the due and punctual payment in full of all Obligations of the Borrower when the same shall become due and payable, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (the “Guaranteed Obligations”).

Section 7.02                             Contribution by Guarantors.  The Guarantors (respectively, the “Contributing Guarantors”) desire to allocate among themselves, in a fair and equitable manner, the Guaranteed Obligations, respectively, arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Debtor Relief Law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among the Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03                             Payment by Guarantors.  The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provision of any other Debtor Relief Law), the Guarantors shall upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case or analogous proceeding under any Debtor Relief Law) and all other Guaranteed Obligations then owed to the Lenders, as aforesaid.

Section 7.04                             Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than payment in full of the applicable Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Lender with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other Guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other Guarantors and whether or not the Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations;

(e)                                  any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (v) exercise any other rights available to it under the Loan Documents; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Group Member and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Borrower may allege or assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; and (viii) any action that the Lenders may take in relation to the approval of a composition of creditors (convenio) in an insolvency proceeding of the Borrower, including any vote in favor of such composition of creditors.

Section 7.05                             Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of the Lenders:  (a) any right to require any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or have resort to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any other Person, or (iii) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the applicable Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06                             Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations and (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against the Borrower.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations (including any such right of contribution as contemplated by Section 7.02).  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against the Borrower and to any right any Lender may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07                             Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08                             Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09                             Authority of Guarantors or the Borrower.  It is not necessary for the Administrative Agent or any Lender to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10                             Financial Condition of the Borrower.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be.  No Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Lender.

Section 7.11                             Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, receivership, liquidation, reorganization, examinership or insolvency case (or analogous proceeding under any Debtor Relief Law) or proceeding of or against the Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding (or analogous proceeding under any Debtor Relief Law), voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, examinership, liquidation or arrangement of the

Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person under any Debtor Relief Law to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from any Lender as a preference, fraudulent preference, fraudulent disposition, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12                             Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Lender or any other Person effective as of the time of such Asset Sale.

Section 7.13                             Spanish Guarantor Limitations.  In respect of a Spanish Loan Party, the guarantee under this Article VII does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Sections 143.2 and 150 of the Spanish Companies Act (Ley de Sociedades de Capital).

Section 7.14                             Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII.
EVENTS OF DEFAULT

Section 8.01                             Events of Default.  If any one or more of the following conditions or events occur on or after the Closing Date:

(a)                                 Failure to Make Payments When Due.  Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b)                                 Default Under Other Agreements.  (i) Failure of the Parent or any Subsidiaries to pay when due any scheduled installment of principal payable in respect of one or more items of Material Indebtedness (other than Material Indebtedness referred to in Section 8.01(a)) beyond the grace period, if any, provided therefor; or (ii) breach or default by the Parent or any Subsidiaries with respect to any other material term of (A) one or more items of Material Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any agreement, bond, mortgage, indenture or instrument relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the result of such breach or default is the acceleration of such Material Indebtedness prior to its stated maturity; provided, however, where (i) neither the Parent nor any Subsidiary has general liability with respect to such Indebtedness, and (ii) the creditor has agreed in writing that such creditor’s recourse is solely to specified assets or Unrestricted Subsidiaries, the amount of such Indebtedness shall be deemed to be the lesser of (x) the principal amount of such Indebtedness, and (y) the fair market value of such specified assets to which the creditor has recourse; or

(c)                                  Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 6.07, Section 6.04(d) or Article XI; or

(d)                                 Breach of Representations, Etc. (i) Any representation or warranty in Article IV had such been made by any Loan Party on the Closing Date, would have been inaccurate in any material respect (provided that such inaccuracy will not be an Event of Default hereunder if within thirty (30) days of the Closing Date reasonable steps are being taken to remedy such inaccuracy and such inaccuracy is actually remedied within such period) or (ii) any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other paragraph of this Section 8.01, and such default shall not have been remedied or waived within sixty (60) days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f)                                   Involuntary Bankruptcy, Appointment of Receiver, Creditor’s Process, Etc. A court of competent jurisdiction enters an order, decree or judgment under any Debtor Relief Law that:

(A)                               is for relief against the Parent or any Material Company or any group of Subsidiaries that, taken together, would constitute a Material Company, in an involuntary case;

(B)                               appoints a custodian of the Parent or any of its Material Companies or any group of Subsidiaries that, taken together, would constitute a Material Company, for all or substantially all of the property of the Parent or any Material Company or any group of Subsidiaries that, taken together, would constitute a Material Company; or

(C)                               orders the liquidation of the Parent or any Material Company or any group of Subsidiaries that, taken together, would constitute a Material Company; and

the order, decree or judgment remains unstayed and in effect for 60 consecutive days; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc. The Parent or any Subsidiary that is a Material Company or any group of Subsidiaries that, taken together, would constitute a Material Company, pursuant to or within the meaning of Debtor Relief Law:

(A)                               commences a voluntary case,

(B)                               consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property,

(C)                               makes a general assignment for the benefit of its creditors;  or

(D)                               generally is not paying its debts as they become due; or

(h)                                 Judgments and Attachments.  Failure by the Parent or any Material Company, or any group of Subsidiaries that, taken together, would constitute a Material

Company to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction an amount in excess of $250,000,000 individually or in the aggregate at any time (to the extent not covered by insurance), which judgments remain undischarged, unpaid or unstayed for a period of sixty (60) days; or

(i)                                     Guaranties and other Loan Documents.  At any time after the execution and delivery thereof, (i) except as permitted by this Agreement, any Guaranty of a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall deny or disaffirm in writing its obligations under its Guarantee or (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void;

THEN, (a) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g) with respect to any Group Member organized under the laws of a state of the United States, automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, (i) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (A) the unpaid principal amount of and accrued interest on the Loans and (B) all other Obligations and (ii)  the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents or under applicable law or in equity.

ARTICLE IX.
AGENTS

Section 9.01                             Appointment of Administrative Agent.  DBCI is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes DBCI to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents.  The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX (other than as expressly provided herein) are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein).  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Member.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers and the Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers and the Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent provided herein and in the other Loan Documents and all of the other benefits of this Article IX.

Section 9.02                             Powers and Duties.  Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Loan Documents to reflect such arrangements on terms acceptable to the Administrative Agent.  The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender, any Loan Party or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.03                             General Immunity.

(a)                                 No Responsibility for Certain Matters.  The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party or to any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to the Administrative Agent) or to inspect the properties, books or records of any Group Member or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)                                 Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by the Administrative Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (x) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Group Member), accountants, experts and other professional advisors selected by it; and (y) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c)                                  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it and to grant an exemption from any restrictions to any sub-delegate.  Each of the Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)                                 Notice of Default or Event of Default.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by a Loan Party or a Lender.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

Section 9.04                             Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.  The Lenders acknowledge that pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and its Affiliates shall be under no obligation to provide such information to them.

Section 9.05                             Lenders’ Representations, Warranties and Acknowledgment.  (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Group in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Group.  The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the

Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.

Section 9.06                             Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent to the extent that the Administrative Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07                             Successor Administrative Agent.  The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower.  The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and so long as such successor Administrative Agent shall be either one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000, and the Administrative Agent’s resignation shall become effective on the earlier of (a) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (b) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent.  If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.

Section 9.08                             Release of Guarantees, Termination of Loan Documents. Release of Guarantees, Termination of Loan Documents.  Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Discharge of Obligations and upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, examinership, receivership or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor, liquidator, examiner or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b)                                 Powers of Attorney.  At the request of the Administrative Agent, which request may be made from time to time, each of the Lenders party hereto agrees to execute and grant a power of attorney in favor of (and in form and substance satisfactory to) the Administrative Agent to the extent necessary under local law in order to give effect to the provisions of this Section 9.08.  To the extent a Lender notifies the Administrative Agent in writing that it is prohibited by its governing documents or by requirements of law from providing such power of attorney, and the Administrative Agent determines that documentation executed by such Lender is reasonably necessary to effectuate the provisions of this Section 9.08, each such Lender undertakes for so long as it is Lender to join the Administrative Agent (as requested by the Administrative Agent) in any action to give effect to the provisions of this Section 9.08 and for the avoidance of doubt, such Lender shall abide by and act, or refrain from acting, in accordance with, any decision of the Lenders made in accordance with this Agreement.

Section 9.09                             Withholding Taxes.To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any

other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10                             Administrative Agent May File Proofs of Claim.In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.  Any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

Section 9.11                             Administrative Agent’s “Know Your Customer” Requirements.Each Lender shall promptly, upon the request of the Administrative Agent, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

ARTICLE X.
MISCELLANEOUS

Section 10.01                      Notices.

(a)                                 Notices Generally.  Any notice or other communication herein required or permitted to be given to a Loan Party or the Administrative Agent, shall be sent to such Person’s address as set forth on Schedule 10.01(a) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.01(a) or otherwise indicated to the Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or by ordinary or registered post and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, ordinary or registered post, or three (3) Business Days after depositing it in the ordinary or prepaid post or United States mail with postage prepaid and properly addressed; provided, that no notice to the Administrative Agent shall be effective until received by the Administrative Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Administrative Agent, and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)                                  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)                               The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  Each party hereto agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.  In no event shall the Administrative Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct or (B) indirect, special, incidental or consequential damages.

(iv)                              Each Loan Party, each Lender and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)                                 All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi)                              Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

(c)                                  Change of Address.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.

(d)                                 Tax Forms.  Notwithstanding any other provision of this Section 10.01, forms required to be delivered pursuant to Section 2.14(c) shall be delivered in the manner required by law.

Section 10.02                      Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents (including all costs incurred in connection with the Platform) and any consents, amendments, supplements, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower or the other Loan Parties; (c) the reasonable and documented fees, expenses and disbursements of counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; provided, that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the

Administrative Agent, local or specialist counsel, provided further that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Lender; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual and reasonable documented costs and expenses incurred by the Administrative Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (f) all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Administrative Agent or any Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.  All amounts due under this Section 10.02 shall be due and payable within fifteen (15) Business Days after demand therefor.

Section 10.03                      Indemnity.  (a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, the Administrative Agent and each Arranger, Bookrunner and Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of the Administrative Agent and each Arranger, Bookrunner and Lender, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Administrative Agent and each Arranger, Bookrunner and Lender and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)                                  All amounts due under this Section 10.03 shall be due and payable within fifteen (15) days after demand therefor.

Section 10.04                      Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.05                      Amendments and Waivers.

(a)                                 Required Lenders’ Consent.  Subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof); provided, that any Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Loan Documents.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note;

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii)                               reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.06) or any fee or any premium payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.06 or to waive any obligation of the Borrower to pay interest at the Default Rate);

(iv)                              change the definition of Conversion Date or add restrictions on the right to exchange Loans for Senior Exchange Notes pursuant to Section 11.02;

(v)                                 waive or extend the time for payment of any such interest, fees or premiums;

(vi)                              reduce or forgive the principal amount of any Loan;

(vii)                           amend, modify, terminate or waive any provision of Section 2.10(a), 2.10(b), Section 2.11, Section 2.13, this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)                        consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;

(ix)                              amend the definition of “Required Lenders” or amend Section 10.5(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”;

(x)                                 release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(xi)                              amend or modify any provision of any Loan Document relating to priority or subordination of the Commitments;

(xii)                           permit any change to the Borrower or the Guarantors other than as expressly provided in this Agreement;

(xiii)                        amend or modify any provision of Section 10.06 in a manner that further restricts assignments thereunder; or

(xiv)        change the stated currency in which the Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document;

provided, that for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clause (vii), (viii), (ix), (x), (xi) or (xiv).

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)            increase any Commitment of any Lender over the amount thereof then in effect or extend the outside date for such Commitment without the consent of such Lender; provided, that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender;

(ii)           amend, modify, terminate or waive any provision of Article IX as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent; or

(iii)          except to the extent expressly addressed in another clause of this Section 10.05, amend, modify, terminate or waive any provision hereof that would materially, disproportionately and adversely affect the obligation of the Borrower to make payment of Loans without the consent of Lenders holding more than 50.0% of the aggregate Loans of all Lenders.

(d)           Other Amendments.  Notwithstanding anything to the contrary contained in this Section 10.05:

(i)            if the Administrative Agent and the Borrower shall have jointly identified an obvious or manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; and

(ii)           if, at any time, the Borrower requests that the schedules to this Agreement be amended (or new schedules added) to reflect immaterial changes or changes of a clean-up nature, such schedules may be amended or added with the consent of the Administrative Agent (and without the consent of any other party to any Loan Document).

(e)           Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements,

modifications, waivers or consents on behalf of such Lender; provided that, with respect to amendments, supplements, modifications, waivers or consents requiring the approval of a Lender which has notified the Administrative Agent in writing at the time of such amendment, supplement, modification, waiver or consent that it is unable to permit the Administrative Agent to execute on its behalf, the Administrative Agent shall not execute such amendment, supplement, modification, waiver or consent on behalf of such Lender and provided further that any such limitation with respect to such Lender shall not affect the ability of the Administrative Agent to so execute on behalf of any other Lenders or, for the avoidance of doubt, the effectiveness of any amendment, supplement, modification, waiver or consent with respect to which the applicable consents have been received.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Loan Parties.

Section 10.06       Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b)           Register.  The Borrower, each Guarantor, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d).  Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (a), (b) or (c) of the definition of the term of “Eligible Assignee” upon consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(ii)           to any Person meeting the criteria of clause (d) or (e) of the definition of the term of “Eligible Assignee” upon consent of the Administrative Agent and the giving of notice to the Borrower; provided, further that each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender); provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts.

(d)           Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Borrower and the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.14(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment elected or caused by the Borrower pursuant to Section 2.15, (ii) in connection with an assignment by or to DBCI or any Affiliate thereof or (iii) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date, as applicable, that:  (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Lender Status Confirmation.  Each Lender upon succeeding to an interest in the Loans shall indicate, in the Assignment Agreement which it executes on becoming a party, and for the benefit of the Borrower, which of the following categories it falls into: (i) not a Qualifying Lender; (ii) a Qualifying Lender (other than a Treaty Lender); or (iii) a Treaty

Lender.  Each such Lender shall promptly notify the Borrower if there is any change in their position as a Qualifying Lender.

(g)           Effect of Assignment.  Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(h).  Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(h)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Group Member or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating or the amortization schedule therefor, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Guarantors (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

(iii)          The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that such participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender); provided further, that (A) a participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant without the Borrower’s prior written consent; provided, further, that except as specifically set forth herein, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such participant agrees to be subject to Section 2.13 as though it were a Lender.

(iv)          Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Commitments, Loans and other Obligations held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice, solely to the extent such inspection is necessary to establish that such Commitments, Loans or other obligations are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.

(v)           Each Lender which grants a participation to a participant in the Commitments and/or Loans shall confirm to the Borrower on the date it grants such participation whether or not the Participant is a Qualifying Lender.  Each such Lender shall promptly notify the Borrower if there is any change in the Participant’s status as a Qualifying Lender.

(i)            Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank, any other obligations to a federal or central bank and, in the case of any Lender which is a fund, to secure obligations owed or securities issued by, such Lender as security for those obligations or security; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07       Independence of Covenants, Etc.  All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08       Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.13, 2.14(e), 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 9.03(b), 9.06 and 9.09 shall survive the payment of the Loans and the termination hereof.

Section 10.09       No Waiver; Remedies Cumulative.  No failure or delay or course of dealing on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.  Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.

Section 10.10       Marshaling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent or any Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11       Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 10.12       Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13       Table of Contents and Headings.  The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.

Section 10.14       APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.15       CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND

DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.  In connection with any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby or thereby, each of the Borrower and the Loan Parties irrevocably designates and appoints Grifols, Inc., with the address 2410 Lillyvale Ave., Los Angeles, CA 90032-3514 (the “Process Agent”) as its authorized agent upon which process may be served in any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby and thereby that may be instituted against the Administrative Agent or any Arranger, Bookrunner or Lender or any other Indemnitee in any such New York State or Federal court or brought by the Administrative Agent or any Arranger, Bookrunner or Lender or any other Indemnitee under United States Federal or state laws.  Each of the Borrower and the Loan Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to each of the Borrower and the Loan Parties at the address provided in accordance with Section 10.01, shall be effective service of process for any action, suit, proceeding or claim brought in any such New York State or Federal court.  Each of the Borrower and the Loan Parties further agrees to take any and all action, including without limitation execution and filing of any and all such documents and instruments as may be necessary to continue the designation and appointment of the Process Agent for a period of six years from the Closing Date to the sixth anniversary of the termination of this Agreement and all Loan Documents in accordance with their terms.

Section 10.16       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE

LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING ANY APPELLATE COURT THEREOF) AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT (INCLUDING ANY APPELLATE COURT THEREOF).

Section 10.17       Confidentiality.  Each “Agent” (which term shall for the purposes of this Section 10.17 include the Administrative Agent and the Arrangers) and each Lender shall hold all non-public information regarding the Group and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (a) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), provided, that such Persons are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (b) disclosures of such information reasonably required by (i) any pledgee referred to in Section 10.6(h), (ii) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (iii) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or (iv) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (c) disclosure to

(i) any rating agency or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, in each case when required by it; provided, that prior to any disclosure, such rating agency or CUSIP Service Bureau shall be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (d) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (e) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information so that the Borrower may seek a protective order or other appropriate remedy or waive the provisions of this Section 10.17, (f) disclosures with the consent of the Borrower and (g) to the extent information (x) becomes publicly available other than as a result of a breach of this Section 10.17 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.  If the Borrower elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy or, in the absence of the receipt of a waiver hereunder, any Lender or Agent, as applicable, is compelled to disclose any non-public information to any tribunal or else stand liable for contempt, such Lender or Agent, as applicable, may disclose the non-public information to the tribunal to the extent legally required (as determined by it); provided, that such Lender or Agent, as applicable to the extent permitted by applicable law, will use its commercially reasonable efforts to obtain, at the request of the Borrower and at the Borrower’s expense, an order or assurance that confidential treatment will be accorded to such portion of the non-public information required to be disclosed.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  For the avoidance of doubt, nothing in this Agreement or in any other Loan Document shall permit disclosure of non-public information to any Disqualified Company.

Section 10.18       Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 10.19       Counterparts.  This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 10.20       Effectiveness; Entire Agreement; No Third Party Beneficiaries.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement, the other Loan Documents, and any fee letter entered into in connection herewith represent the entire agreement of the Group, the Administrative Agent, the Arrangers, the Bookrunners and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any, Arranger, Bookrunner or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of the Administrative Agent and each of the Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 10.21       PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.22       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.23       No Fiduciary Duty.  The Administrative Agent, each Lender, each Arranger, each Bookrunner and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (x) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (y) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.24       Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given.  The obligation of the Borrower in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

ARTICLE XI.
EXCHANGE NOTES

Section 11.01       Exchange Notes Indenture.

(a)           Not later than 10 days following receipt by the Borrower of the first Exchange Request pursuant to Section 11.02, the Exchange Notes Indenture shall be fully executed and delivered and the Exchange Notes will be fully executed and deposited into escrow.

(b)           In connection with the execution of the Exchange Notes Indenture, the Exchange Notes Issuer shall furnish:

(i)            an opinion from counsels to the Exchange Notes Issuer in form and substance satisfactory to the Exchange Note Administrative Agent (acting reasonably), stating that, upon issuance of Exchange Notes in consideration for an equal principal amount of the Term Loan, the Exchange Notes Indenture constitutes a legal, valid and binding obligation of the Exchange Notes Issuer and Guarantors, enforceable against each of the Exchange Notes Issuer and Guarantors in accordance with its terms, and

(ii)           opinions from legal counsels in form and substance satisfactory to the Exchange Note Administrative Agent (acting reasonably), stating that the Exchange Notes Issuer and Guarantors have due authorization to enter into such Exchange Notes Indenture.

(c)           The Exchange Notes Issuer shall select a bank or trust company reasonably acceptable to the Arrangers to act as Exchange Note Administrative Agent (the “Exchange Note Administrative Agent”).  The Exchange Note Administrative Agent shall at all times be a bank or trust company organized and doing business under the laws of the United States or of any State or the District of Columbia and having a combined capital and surplus of not less than $50,000,000 which is authorized under the laws of its jurisdiction of incorporation to exercise corporate trust powers and is subject to supervision or examination by Federal, State or District of Columbia authority and which has an office or agency in New York, New York.

(d)           The Borrower shall, and shall cause the Exchange Notes Issuer to, if requested by one or more of the Arrangers following an Exchange Request delivered pursuant to Section 11.03, (i) promptly prepare an offering memorandum with respect to the Exchange Notes in a form customary for offerings under Rule 144A (including all financial statements and other information that would be required in a registration statement on Form 20-F for an offering registered under the Securities Act for a foreign private issuer, which, for the avoidance of doubt, need not include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information or financial data customarily excluded from a Rule 144A offering memorandum) and update such offering memorandum from time to time prior to the Exchange to reflect material changes or developments with respect to the Borrower, the Exchange Notes

Issuer and their respective Subsidiaries, (ii) cause counsel to the Exchange Notes Issuer to deliver to the Arrangers executed legal opinions in form and substance customary for a transaction of that type to be mutually agreed upon by the Exchange Notes Issuer and Arrangers (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Notes Indenture) and a customary 10b-5 letter with respect to any offering memorandum pursuant to clause (i) above and cause the independent registered public accountants of the Exchange Notes Issuer to deliver drafts of “comfort letters” that include customary “negative assurances” (which drafts such accountants are prepared to issue in final form upon completion of customary procedures) and use commercially reasonable efforts to cause such accountants to render such “comfort letters” in each case with respect to the financial information in such offering memorandum, (iii) use commercially reasonable efforts to obtain public ratings for the Exchange Notes from each of Moody’s and S&P and (iv) take all such other actions and prepare and/or execute all such other documentations as one or more of Arrangers shall reasonably request.

Section 11.02       Exchange Notes.

(a)           Subject to satisfaction of the provisions of this Article XI, from time to time on and after the Conversion Date, each Lender will have the option to notify the Administrative Agent in writing of its request for exchange notes (an “Exchange Request”) given in accordance with Section 11.03 below, to exchange all or any portion of its share in the Term Loan then outstanding for one or more notes (each, an “Exchange Note”, and collectively, the “Exchange Notes”, and each such exchange being referred to herein as an “Exchange”).

(b)           The Exchange Notes shall:

(i)            be issued by the Parent, the Borrower or a subsidiary of the Parent reasonably satisfactory to the Arrangers (the “Exchange Notes Issuer”)

(ii)           rank pari passu with the Term Loans to the extent that the Term Loans remains outstanding;

(iii)          be issued pursuant to and shall be governed by and construed solely in accordance with the Exchange Notes Indenture;

(iv)          to the extent legally possible, be guaranteed by the Parent (unless the Parent is the Exchange Notes Issuer) and the same entities that guarantee the Term Loans on the same basis and will be unsecured; and

(v)           require that the Exchange Notes Issuer and each Guarantor submit to the jurisdiction and venue of the U.S. Federal and state courts of the State of New York and waive any right to trial by jury.

(c)           The principal amount of the Exchange Notes in any Exchange will equal 100% of the aggregate principal amount of the Loan for which they are exchanged and shall be issued at an issue price equal to such principal amount of the Loan for which they are exchanged.

(d)           Each Exchange Note in an Exchange shall:

(i)            be denominated in United States dollars; and

(ii)           bear interest from and including the Exchange Date to and including the final maturity date at a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) that is equal to the Adjusted Rate (excluding default interest (described in the next sentence), if any) (it being understood that each Exchange shall be made with the concurrent payment, in cash, of all accrued and unpaid interest, and all fees and other expenses, then owing (whether or not same would otherwise be then payable under this Agreement) with respect to the Loans being Exchanged at such time).  In addition, interest on overdue principal and interest, including “Additional Amounts” as defined in the Exchange Notes Indenture, if any, will accrue at a rate that is 2.0% higher than the interest rate on the Exchange Notes, as specified in the Exchange Notes Indenture.  Such interest will be payable semi-annually.

(e)           Notwithstanding anything in this Agreement to the contrary, holders of Exchange Notes will have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties subject to customary representations.

(f)            If required by law or requested by the Administrative Agent or any Arranger, the Borrower shall promptly procure that each relevant Loan Party enters into all documentation necessary to ensure that each of the guarantees under the Loan Documents guarantees the liabilities and obligations of the Loan Parties under the Exchange Notes including, without limitation, any necessary security confirmations, amendments to security or re-taking of security, all necessary filings and delivery of updated share registers (as applicable).

Section 11.03       Manner of Exchange of Term Loan.

(a)           Subject to Sections 11.01 and 11.02, in order to effect an Exchange, a Lender shall provide the Administrative Agent, the Borrower and the Exchange Notes Issuer with a duly completed Exchange Request at least ten (10) Business Days prior to the date specified for such Exchange in the Exchange Request (each an “Exchange Date”) (which shall also be a Business Day) selected by such Lender for an Exchange in compliance with Section 11.02 above.  Each Exchange Request under this Section 11.03 shall specify the following:

(i)            the Lender’s legal name;

(ii)           the Exchange Date selected by such Lender;

(iii)          the name of the proposed registered holder of the Exchange Notes to be issued pursuant to the Exchange Request, and the address for delivery of the Exchange Notes to be delivered thereto, provided that at the Lender’s option, the Exchange Notes may be issued directly to any third party designated by it, upon surrender by such Lender to the Borrower of an equal principal amount of the Term Loan;

(iv)          the principal amount of that Lender’s Loan to be repaid and the corresponding principal amount of Exchange Notes to be issued pursuant to the Exchange Request, provided that the minimum denominations in which a Lender’s share in the Loan may be exchanged shall be at least $1,000,000 and integral multiples of $1,000 in excess thereof;

(v)           the amount of each Exchange Note requested (which shall be at least $1,000,000 and integral multiples of $1,000);

(vi)          that the Exchange Request is delivered pursuant to this Section 11.03;

(vii)         an acknowledgment in form and substance substantially similar to the acknowledgment set forth in Section 11.04(i) hereof; and

(viii)        such Lender shall provide such other information reasonably requested by the Administrative Agent or any Arranger.

(b)           Upon receipt of an Exchange Request under this Section 11.03, the Administrative Agent shall send written or telecopy notice of such proposed Exchange to the Exchange Note Administrative Agent, with a copy to the Borrower, that shall specify the information contained in such Exchange Request, and shall deliver the Exchange Note(s) to the Exchange Note Administrative Agent for authentication and thereafter use all reasonable endeavors to deliver them to the registered holder or holders thereof on the date specified in the Exchange Request.

(c)           Upon delivery of the Exchange Notes pursuant to this Section 11.03, the Administrative Agent shall cancel each relevant Lender’s Loans so exchanged.

Section 11.04       Not a Registered Security.  Each Lender acknowledges that no issuance of the Exchange Notes will be registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act.  Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.

Subject to the provisions of the previous paragraph, each of the Borrower and the Guarantors agrees that each Lender will be able to sell or transfer all or any part of the Exchange Notes to any third party in compliance with applicable laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRIFOLS WORLDWIDE OPERATIONS LIMITED

By:	/s/ Victor Grifols Roura
Name: Victor Grifols Roura
Title: Authorized Signatory

GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name: Victor Grifols Roura
Title: President and Chief Executive Officer

GRIFOLS INC.

By:	/s/ David Bell
Name: David Bell
Title: Corporate Vice President

GRIFOLS THERAPEUTICS INC.

By:	/s/ David Bell
Name: David Bell
Title: Corporate Vice President

[Grifols – Interim Loan Facility]

GRIFOLS BIOLOGICALS INC.

By:	/s/ David Bell
Name: David Bell
Title: Corporate Vice President

INSTITUTO GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name: Victor Grifols Roura
Title: President and Chief Executive Officer

BIOMAT USA, INC.

By:	/s/ David Bell
Name: David Bell
Title: Chairman

GRIFOLS-CHIRON DIAGNOSTICS CORP.

By:	/s/ David Bell
Name: David Bell
Title: Authorized Signatory

[Grifols – Interim Loan Facility]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Grifols – Interim Loan Facility]

DEUTSCHE BANK SECURITIES INC. as Joint Lead Arranger

By:	/s/ William Frauen
	Name:	William Frauen
	Title:	MD

By:	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

[Grifols – Interim Loan Facility]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

NOMURA INTERNATIONAL PLC, as Lender

By:	/s/ Luca Tassan
	Name:	Luca Tassan
	Title:	MD

[Grifols – Interim Loan Facility]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as Lender

By:	/s/ Iñigo de Basterrechea / Pablo Arsuaga
	Name:	Iñigo de Basterrechea / Pablo Arsuaga
	Title:	Authorized Signatories

[Grifols – Interim Loan Facility]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as Joint Lead Arranger

By:	/s/ Iñigo de Basterrechea / Pablo Arsuaga
Name: Iñigo de Basterrechea / Pablo Arsuaga
Title: Authorized Signatories

[Grifols – Interim Loan Facility]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

MORGAN STANLEY BANK, N.A.,
as Lender

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

[Grifols – Interim Loan Facility]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger

By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

[Grifols – Interim Loan Facility]

HSBC BANK USA, N.A.,
as Lender

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director

[Grifols – Interim Loan Facility]

HSBC SECURITIES (USA) INC.,
as Joint Lead Arranger

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director

[Grifols – Interim Loan Facility]